Exhibit 10.5

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

by and among:

Rendiatech Ltd.,

The Sellers Named Herein,

[**], as Seller Representative

and

Nuwellis, Inc.

January 26, 2026

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

EXHIBITS

Exhibit A	Pro Rata Share; Closing Stock Consideration; Company Stock Options

(iv)

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of January 26, 2026, is entered into by and among (a) Nuwellis, Inc., a Delaware corporation (“Buyer”), (b) Rendiatech Ltd., an Israeli company numbered 517143046 (the “Company”), (c) (i) [**], (ii) [**], (iii) [**], (iv) [**], (v) [**] and (vi) [**] (each a “Seller” and, collectively, the “Sellers”), and (d) [**], solely in his capacity as the representative of the Sellers (the “Seller Representative”).  Each of the Sellers, the Company, Buyer and Seller Representative is sometimes referred to in this Agreement as, individually, a “Party” and, collectively, the “Parties.”

Recitals

Whereas, the Sellers collectively own all of the issued and outstanding ordinary shares of the Company, all of which are more specifically set forth on Section 4.3 of the Disclosure Schedules (collectively, the “Purchased Shares”);

Whereas, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, the Purchased Shares, for the consideration and subject to the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the representations, warranties, covenants, agreements, terms and conditions set forth in this Agreement, the receipt and adequacy of which consideration is hereby conclusively acknowledged, the Parties intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following capitalized terms have the meanings specified or referred to in this ARTICLE 1:

“Action” means any action, suit, claim, litigation, mediation, arbitration, investigation, administrative proceeding, hearing, inquiry, audit, examination or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding).

“Additional Cash Payment” means an amount equal to $125,000.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 4.17(o) of this Agreement.

“Business” means the business of the Company, including the design, development and commercialization of the Products.

“Business Day” means any day except Saturday, Sunday or a holiday observed by the Federal Reserve Bank of New York, except that any action under this Agreement that would be required to occur on a Friday, or on another day on which commercial banks in Tel Aviv, Israel, are authorized or required by Law to close, shall instead be required to occur on the next Business Day on which commercial banks in Tel Aviv, Israel, are not authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Common Stock” means the common stock, par value $0.0001 per share, of Buyer and valued based on the thirty (30) day volume-weighted average price (VWAP) during the five (5) trading days immediately preceding the Closing Date

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2 of this Agreement.

“Buyer Stock Options” means options to purchase 30,000 shares of Buyer Common Stock, at a per share exercise price equal to the per share value of the other shares of Buyer Common Stock issuable on the Closing Date, with fifty percent (50%) of such options vesting and becoming exercisable on the one-year anniversary of the Closing Date and fifty percent (50%) vesting and becoming exercisable on the two-year anniversary of the Closing Date, and with a term of five (5) years from the Closing Date, all in accordance with the terms of the Stock Option Award Agreements.

“Cash” means the cash and cash equivalents (including marketable securities) of the Company (plus the amount of all un-cleared deposits of the Company outstanding, and less the amount of all restricted cash, un-cleared checks or withdrawals of the Company outstanding).

“Charter Documents” has the meaning set forth in Section 4.2(a) of this Agreement.

“Closing” has the meaning set forth in Section 2.9 of this Agreement.

“Closing Cash Amount” means all Cash held by the Company as of the Measuring Time, calculated in accordance with GAAP.

“Closing Cash Consideration” has the meaning set forth in Section 2.2(a)(i).

“Closing Cash Purchase Price” means an aggregate amount equal to: (i) the Closing Cash Consideration, plus (ii) the Closing Cash Amount, minus (iii) Closing Indebtedness Amount, minus (iv) the Closing Transaction Expenses Amount.

“Closing Certificate” has the meaning set forth in Section 2.7 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.9 of this Agreement.

“Closing Indebtedness Amount” means the aggregate amount of Indebtedness of the Company as of the Measuring Time, calculated in accordance with GAAP.

“Closing Stock Consideration” means 150,000 shares of Buyer Common Stock.

“Closing Transaction Expenses Amount” means the aggregate amount of the Transaction Expenses as of the Measuring Time, calculated in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Sale” means the actual sale by Buyer of any unit of the Products to any customer anywhere in the world, whether individually or as part of or together with other products, but expressly excluding the sale of (a) prototypes, samples and products sold for free as part of any advertising or promotions programs, and (b) replacement products for damaged or defective items.

“Commercial Regulatory Clearance Date” means the date on which the applicable Governmental Authorities (including the FDA) grant all necessary regulatory approvals, clearances, or authorizations required under all applicable Laws (including Health Care Laws) for the commercial marketing and sale in the United States of the Product known as “Clarity PRIME,” including, as applicable, the issuance of a final order granting premarket approval (PMA), clearance under Section 510(k) of the FFDCA, or other similar marketing authorization, such that such Product may be lawfully marketed and sold in the United States for its intended use without any restrictions or conditions other than those generally applicable to similar products.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Contracts” has the meaning set forth in Section 4.10 of this Agreement.

“Company Confidential Information” means any and all Confidential Information with respect to the Business or the Products.

“Company Information” has the meaning set forth in Section 6.2(b) of this Agreement.

“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are used, held for use or practiced by the Company, including any Intellectual Property and Intellectual Property Rights incorporated into or otherwise used, held for use or practiced in connection with (or planned to be incorporated into or otherwise used, held for use or practiced in connection with) any Products.

“Company IP Rights Agreements” means all Contracts (a) under which the Company has granted or agreed to grant to any other Person any license, covenant, release, immunity or other right that applies to or reasonably could be expected to affect any Owned Company Intellectual Property or (b) under which any other Person has granted or agreed to grant to the Company any license, covenant, release, immunity or other right with respect to Intellectual Property or Intellectual Property Rights.

“Company Registered IP” means (a) all Patents, applications to obtain Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Owned Company Intellectual Property, and (b) any other applications, registrations, recordings and filings with respect to any Owned Company Intellectual Property.

“Confidential Information” means (a) any and all information and materials not generally known to the public, including trade secrets, concepts, inventions, discoveries, conceived ideas, technology, formulae, design know-how, show-how, proprietary information, technical information, research material, specifications, manufacturing methods and procedures, surveys, designs, drawings, schematics, diagrams, blueprints, master files, documents submitted in connection with regulatory clearances, product development data, processes and other similar rights (including other unpatented or unpatentable proprietary or confidential information, systems or procedures), product specifications, data, know-how, compositions, graphs, samples, past, current and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs, computer software and database technologies, systems, and any other information, however documented, that is marked or customarily treated by a party as confidential; (b) historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials; and (c) any and all notes, analysis, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing.

“Confidentiality Agreement” means that certain Reciprocal Non-Disclosure Agreement, dated as of August 6, 2025, by and among Buyer and the Company.

“Consulting Agreements” means those certain Consulting Agreements, by and between Buyer and each of [**] and [**].

“Contract” means any written, oral or other agreement (including “click-through” agreement), contract, license, sublicense, subcontract, settlement agreement, lease, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” means copyrights and all other rights with respect to Works of Authorship, whether registered or not, and including all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“Data Privacy Laws” means (a) all privacy, security, data collection, data protection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing, and workplace privacy laws, rules and regulations of any applicable jurisdiction including Israeli Legal Requirements, and (b) the applicable data security and privacy policies of the Company.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Domain Names” means internet domain name registrations, uniform resource locators and other names and locators associated with the Internet.

“Earn-Out Royalty” has the meaning set forth in Section 2.5(a) of this Agreement.

“Electronic Delivery” has the meaning set forth in Section 10.12 of this Agreement.

“Employees” means those Persons employed by the Company or performing services for the Business immediately prior to the Closing.

“Encumbrance” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, encumbrance, right of way, title defect, intangible property right, infringement, option, right of first refusal, preemptive right, royalty, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).

“Excluded Liabilities” means all liabilities or obligations of any kind or nature whatsoever of the Company other than the Retained Liabilities and include (a) the Closing Indebtedness Amount, (b) the Closing Transaction Expenses Amount, (c) all liabilities in respect of Taxes for which any Seller is liable pursuant to ARTICLE 7 or otherwise, (d) any and all liabilities, claims or obligations (whether known or unknown, fixed or contingent) of or in connection with RenalSense Ltd., an Israeli company numbered 514278266, or any of its Affiliates, including any liabilities, claims or obligations that may have been assumed, transferred to, or otherwise become the responsibility of the Company, or any Seller in his/her individual capacity, as a result of the acquisition of assets from RenalSense Ltd. through bankruptcy or otherwise, and any liabilities or obligations relating to the operation, actions, or omissions of RenalSense Ltd. or its Affiliates at any time and (e) without limiting the generality of the foregoing, all liabilities and obligations set forth on Schedule 1 and (f) Excluded Taxes. For the avoidance of doubt, Excluded Liabilities shall include any and all liabilities, claims, or obligations, whether known or unknown, fixed or contingent, arising out of or relating to RenalSense Ltd. or its Affiliates, or the assets, business, or operations of RenalSense Ltd. or its Affiliates, at any time prior to, on, or after the acquisition of assets directly or indirectly by the Company or Sellers from RenalSense Ltd.

“Excluded Taxes” means any Taxes (and any other liabilities associated with such Taxes) (a) of the Company for any Pre-Closing Tax Period, (b) of any consolidate, affiliated, combined, or unitary group of which the Company was a member on or prior to the Closing Date, (c) of any other Person imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes of such other Person related to an event or transaction occurring on or before the Closing Date, (d) applicable to bonuses, “stay-put” payments, or other compensation or amounts included in Transaction Expenses, and (e) related or attached to the assets of the Company for any Pre-Closing Tax Period.

“Expiration Date” has the meaning set forth in Section 8.1 of this Agreement.

“Family” means, with respect to a natural person, (a) such natural person’s spouse, (b) any other natural person that is related to such natural person or such person’s spouse within the first degree of consanguinity and (c) any other natural person who resides with such natural person.

“FCPA” has the meaning set forth in Section 4.17(o) of this Agreement.

“FDA” means the United States Food and Drug Administration or any successor agency or authority having substantially the same function.

“Federal Health Care Program” has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid, and TRICARE programs.

“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended.

“Fundamental Representations” means the representations and warranties of the Company and Sellers that are set forth in Sections 3.1 (Authority), 3.2 (Execution and Delivery; Valid and Binding Agreement), 3.4 (Ownership), 3.5 (Brokers), 4.1 (Organization, Authority and Qualification of the Company and Sellers), 4.3 (Capitalization), 4.12 (Intellectual Property), 4.17 (Healthcare; Anti-Corruption), 4.20 (Taxes) and 4.22 (Brokers) of this Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any multinational or supranational body exercising legislative, judicial or regulatory powers, any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, any federal, state, local, municipal or foreign government, quasi-government or political subdivision thereof, any agency, division, department, commission, official, organization, unit or instrumentality of, or regulatory or administrative body of, any such government or political subdivision, or any arbitrator, court, judicial authority or tribunal of competent jurisdiction (as well as any notified body accredited in accordance with Council Directive 93/42/EEC on medical devices or any body accredited by a competent authority to certify compliance with regulatory requirements).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, ruling or award entered by or with any Governmental Authority.

“Gross Sales” means the gross amount of revenue recognized by Buyer in accordance with GAAP from the Commercial Sale of the Products, excluding (a) sales or use Taxes, VAT, or similar Taxes collected from customers and remitted to a Governmental Authority, (b) customary trade, quantity, or cash discounts actually taken, (c) credits, allowances, or refunds for returned or defective products, and (d) intercompany sales among Buyer and its Affiliates.

“Health Care Laws” means any and all applicable Law relating to health care regulatory matters, including (a) all Laws relating to the Federal Health Care Programs; (b) all federal and state fraud and abuse Laws, including but not limited to the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), the federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-8), the federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the federal Beneficiary Anti-Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the federal Physician Self-Referral Prohibition, commonly referred to as the “Stark Law” (42 U.S.C. § 1395nn), the HIPAA All Payor Fraud Statute (18 U.S.C. § 1347), the federal Exclusion Laws (42 U.S.C.§ 1320a-7), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801 et seq.), and any regulations promulgated pursuant to each of the foregoing statutes, or similar state or local statutes or regulations; (c) FFDCA and all regulations promulgated thereunder; (d) all federal and state information privacy and security laws, including but not limited to HIPAA, the EU General Data Protection Regulation 2016/679, the Israeli Privacy Protection Law, 5741-1981, as amended, and the California Consumer Privacy Act of 2018; (e) all Laws governing research, development, clinical testing, investigational use, marketing clearance, marketing approval, manufacturing, servicing, packaging, labeling, promotion, sale, import or export of medical devices; and (f) all Laws similar to those described in clauses (a) through (e) of this paragraph within or concerning any other federal, state, local or foreign jurisdiction and/or authority.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and any regulations promulgated thereunder.

“IIA” means the Israel Innovation Authority.

“Indebtedness” means, without duplication, any and all (a) indebtedness for borrowed money, whether secured or unsecured or evidenced by notes, debentures, bonds or other debt instruments, including all outstanding principal, interest (or interest equivalent) and other amounts payable with respect thereto; (b) guarantees, endorsements, assumptions and others, but only to the extent such guarantee has been drawn upon or is otherwise due and payable, contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness of others; (c) letters of credit, banker’s acceptance or similar credit transactions issued for the account thereof, in each case only to the extent drawn upon and for which a reimbursement obligation is outstanding; (d) obligations under leases required in accordance with GAAP to be recorded as capital leases; (e) off-balance sheet financing, including synthetic leases and project financing; (f) obligations for the deferred purchase price of property or services, including all earn out and similar contingent payment obligations arising from the acquisition of any ongoing business (valued at the maximum amount payable with respect thereto); (g) purchase price indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (h) indebtedness secured by a purchase money mortgage or security interest or similar encumbrance; (i) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (j) all obligations of the Company, whether interest bearing or otherwise, owed to any of the Sellers or any of their respective Affiliates, (k) any earned, accrued or otherwise payable or unpaid benefit or compensation of any kind, owed or otherwise payable to any current or former employee, officer, director, independent contractor or other service provider of the Company or who is or was performing services for or on behalf of the Company or the Business (including salary, bonuses, paid time off or other compensation), together with the employer portion of any payroll, social security, unemployment or similar Tax associated with such payments, for any period prior to the Closing Date, and (k) any fees, penalties, premiums or accrued and unpaid interest or other expenses, including prepayment penalties, make-whole payments and consent or breakage fees, with respect to the items in each of the foregoing clauses (a) through (l) any and all unpaid Taxes of the Company for Pre-Closing Tax Periods, which amounts shall not (1) be less than zero for any specific Tax or a particular jurisdiction, (2) include deferred Tax assets or liabilities, and (3) include any Tax refund.

“Indemnified Party” has the meaning set forth in Section 8.4 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 8.4 of this Agreement.

“Insurance Policies” has the meaning set forth in Section 4.14 of this Agreement.

“Intellectual Property” means any and all: (a) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (d) specifications, designs, models, devices, prototypes, schematics and development tools; (e) Trademarks; (f) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; (g) Confidential Information; (h) Domain Names; and (i) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights, which may exist or be created under the laws of any jurisdiction in the world, whether statutory, common law or otherwise, relating to, arising from, or associated with Intellectual Property, including (a) Patents; (b) Copyrights; (c) other rights with respect to Software, including registrations thereof and applications therefor; (d) industrial design rights and registrations thereof and applications therefor; (e) rights with respect to Trademarks, and all registrations thereof and applications therefor; (f) rights with respect to Domain Names, including registrations thereof and applications therefor; (g) rights with respect to Confidential Information, including rights to limit the use or disclosure thereof by any Person; (h) rights with respect to databases, including registrations thereof and applications therefor; (i) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (j) any rights equivalent or similar to any of the foregoing.

“Israeli Legal Requirements” means the Law as applicable in Israel.

“Israel Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 5721-1961, and any regulations promulgated thereunder (as amended).

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999.

“ITA” means the Israeli Tax Authority.

“Knowledge of the Company” or the “Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry, of [**] and [**]. For purposes of this Agreement, any such individual shall be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter or such individual would have such knowledge after reasonable inquiry that could be expected from a reasonably prudent individual.

“Law” means any statute, law, treaty, ordinance, regulation, directive, rule, code, executive order, injunction, judgment, decree, writ, order, extension order or other requirement and other pronouncements or interpretations having the effect of law, in each case including any successor provisions thereof, of any Governmental Authority, and common law, and including any Israeli Legal Requirements.

“Losses” means any losses, damages, liabilities, Taxes, costs and expenses, including reasonable attorneys’ fees, court costs, claims, demands, settlements, judgments, awards, fines, penalties and all expenses of any nature.  For the avoidance of doubt, “Losses” shall include any punitive, incidental, consequential, special, indirect or exemplary damages, including any lost profits, loss of future revenue or income, loss of business reputation or opportunity, diminution of value, or any damages based on any type of multiple, provided that Losses shall only include punitive and exemplary damages to the extent actually payable, in connection with a Third-Party Claim, to a third party that is not an Affiliate of an Indemnified Party.

“Material Adverse Effect” means any result, event, occurrence, fact, condition, circumstance, change, development or effect (an “Effect”) that has had, or could reasonably be expected to have, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets of the Company; or (b) the ability of the Sellers to consummate the Transactions. Notwithstanding anything to the contrary in the immediately foregoing sentence, with respect to clause (a) in the foregoing sentence, “Material Adverse Effect” shall not include any Effect arising from: (i) any change in general business, financial, political, capital market or economic conditions; (ii) any change, condition or effect that affects the industries in which the Company operates; (iii) the effect of any change in applicable Laws or accounting rules or principles (including GAAP) or the enforcement, implementation or interpretation thereof; (iv) any condition caused by any act of terrorism or war (whether or not declared), military action or the escalation thereof; (v) any epidemic, pandemic or other public health emergency; (vi) any natural disaster or act of God, including any hurricane, tropical storm or other tropical cyclone, flood, wildfire, earthquake or tornado; or (vii) the failure of the Company to meet any projections, forecasts or estimates, including projections of revenues or earnings for any period (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect); provided, however, that, in the case of clauses (i), (ii), (iii), (iv), (v) or (vi) above, any such Effect shall be taken into account in determining whether it has had, or could reasonably be expected to have, a Material Adverse Effect, if it has disproportionately impacted the Company (relative to other participants in the industries in which the Company operates).

“Measuring Time” means 11:59 pm (Eastern Time) on the day immediately prior to the Closing Date.

“Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority or employees of state-owned or state-controlled businesses.

“Open Source Software” means any Software for which the original source code is made freely available and may be redistributed and modified, including but not limited to software meeting the Open Source Definition of the Open Source Initiative (opensource.org), including Software that is licensed (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative.

“Owned Company Intellectual Property” means any and all Company Intellectual Property that are owned in whole or in part by the Company (or that the Company claims or purports to own in whole or in part), including, but not limited to, the Company Registered IP.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” means (i) all patents and patent applications and any inventions disclosed in any of the foregoing patents and patent applications, (ii) any and all counterpart U.S., international and foreign patents, applications and certificates of invention based upon or covering any portion of the foregoing patents, applications and inventions; (iii) all divisions, continuations, continuations-in-part, and substitutions of any of the preceding patents and patent applications; (iv) all foreign or international applications corresponding to any of the preceding applications or patents; (v) all divisions, continuations, continuations-in-part, and substitutions of any of such foreign or international applications described in (iv); and all U.S., international and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations.

“Permits” means all permits, certificates, registrations, licenses, franchises, approvals, privileges, clearances, consents and other authorizations required to be obtained from or submitted to or issued by Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pro Rata Share” means, with respect to each Seller, the percentage set forth across such Seller’s name on Exhibit A.

“Products” means the Company’s real-time urine flow and kidney monitoring technologies products known as “Clarity RMS” and “Clarity Prime” and any improvements, alterations or modifications to such products including all product design history, previous formulations, and product iterations.

“Purchase Price” has the meaning set forth in Section 2.2(a) of this Agreement.

“Purchased Shares” has the meaning set forth in the recitals to this Agreement.

“Regulatory Milestone Payment” means an amount equal to $250,000.

“Released Seller Claims” has the meaning set forth in Section 10.16 of this Agreement.

“Representatives” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Retained Liabilities” means (a) the trade accounts payable and accrued operating expenses of the Company, but only to the extent incurred in the ordinary course of business, not past due more than 90 days beyond vendor terms; and (b) the liabilities to perform the ordinary course obligations of the Company under each Contract of the Company (other than any Contract for which a correct and complete copy of which has not been provided to Buyer), all only to the extent such obligations arise or are required by the terms of such Contracts to be performed after the Closing Date and do not result from any breach, tort, infringement, default nonperformance, Action or violation that occurred prior to the Closing (including any violation of Law by the Company or any other action by the Company that occurred prior to the Closing that gives any other Person the right to any remedy under such Contracts).

“Royalty Cap” means the maximum aggregate amount of the Earn-Out Royalty payable by Buyer under this Agreement, which shall be $2,000,000.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3 of this Agreement.

“Seller Releasee” and “Seller Releasees” have the respective meanings set forth in Section 10.16 of this Agreement.

“Seller Representative” has the meaning set forth in the preamble to this Agreement.

“Sellers” has the meaning set forth in the preamble.

“Software” means all computer programs, including all versions thereof, and all source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, all other material related to computer programs, and all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“SSA” means the Social Security Act of 1935, codified as Title 42, Chapter 7, of the United States Code.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Stock Option Award Agreements” means those certain Stock Option Award Agreements, by and between, Buyer and each Seller.

“TA Instructions” have the meaning as set forth in Section 2.6(a)(i).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” shall mean (a) any and all taxes, charges, impositions, duties or assessments of any kind whatsoever payable to a Governmental Authority, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, escheat, customs duties, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, stamp and property taxes as well as social security (Bituach Leumi) (or similar), national health insurance (Bituach Briyut) (or similar) and unemployment taxes, together with all interest, indexation, penalties, and additions imposed with respect to such amounts, (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) of this definition as a result of any obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Third-Party Claim” has the meaning set forth in Section 8.5(a)(i) of this Agreement.

“Third Party Intellectual Property” means any Intellectual Property and Intellectual Property Rights that are not owned by or licensed to the Company.

“Trademarks” means trademarks, trade names, service marks, logos, design marks, trade dress, fictitious and other business names, brand names, together with all goodwill related to any of the foregoing.

“Transaction Documents” means, collectively, this Agreement, the Consulting Agreements, the Stock Option Award Agreements, and all other agreements, certificates, instruments and other documents to be executed or delivered in connection with the Transactions.

“Transaction Expenses” means, without duplication, all fees, costs, expenses, payments, expenditures or liabilities (collectively, “Expenses”), whether incurred or paid prior to the date of this Agreement or before, at or after the Closing, and whether or not invoiced prior to the Closing, incurred by or on behalf of the Company, or to or for which the Company is or becomes subject or liable, in connection with the Transactions, including:  (a) Expenses described in Section 10.1 of this Agreement; (b) Expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or on behalf of, or provided advice to the Company, or who is otherwise entitled to any compensation or payment from the Company, in connection with or relating to the Agreement, the Transaction Documents, the Transactions, or the process resulting in the Transactions; (c) Expenses that arise or are expected to arise, or are triggered, accelerated or become due or payable, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Transaction, including any fees and expenses related to the tail policies contemplated by this Agreement and any retention, transaction, equity, bonus, severance, profit sharing or change of control payment or benefit (or similar payment obligation), made or provided, or required to be made or provided, by the Company to any Person, as a result of or in connection with the Transactions, including the employer portion of any related Taxes; (d) any social security, unemployment or other employment, withholding or payroll Tax or similar amount owed by the Company with respect to the Transactions; (e) Expenses incurred by or on behalf of any Seller in connection with the Transactions that the Company is or will be obligated to pay or reimburse after the Closing; (f) any forgiveness by the Company of any indebtedness; or (g) any Expenses incurred to obtain consents, waivers or approvals under any contracts and other agreements as a result of or in connection with the Transactions; provided, however, that Transaction Expenses shall not include any amount included in the Closing Indebtedness Amount.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Agent” means Equiniti Trust Company, LLC.

“Works of Authorship” means Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.

ARTICLE 2
PURCHASE AND SALE

2.1         Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign and transfer to Buyer, free and clear of all Encumbrances, and Buyer shall purchase from the Sellers, the Purchased Shares, in exchange for the consideration set forth herein.

2.2         Purchase Price.

(a)         The total consideration to be paid by Buyer to Sellers in exchange for the sale, assignment, conveyance, transfer and delivery of the Purchased Shares to Buyer (the “Purchase Price”) shall be an amount that consist of:

(i)           $125,000 (the “Closing Cash Consideration”);

(ii)          plus the Closing Stock Consideration to be issued pursuant to Section 2.2(b)(v);

(iii)         plus the deferred Additional Cash Payment payable pursuant to Section 2.3;

(iv)         plus the Regulatory Milestone Payment payable pursuant to Section 2.4;

(v)          plus the potential Earn-Out Royalty payable pursuant to Section 2.5;

(vi)         plus the Buyer Stock Options to be issued pursuant to the terms of the Stock Option Award Agreements;

(vii)        plus the Closing Cash Amount;

(viii)       minus the Closing Indebtedness Amount; and

(ix)         minus the Closing Transaction Expenses Amount.

(b)         At the Closing, Buyer shall pay or issue:

(i)          on behalf of the Company and at the direction of the Company or the Seller Representative, to each Person to which the Company owes Indebtedness (to the extent such Indebtedness is being repaid at Closing), by wire transfer of immediately available funds.

(ii)        on behalf of the Company and at the direction of the Company or the Seller Representative (each to the extent applicable), to each Person to which Transaction Expenses are payable, such Transaction Expenses, by wire transfer of immediately available funds in accordance with the wire instructions obtained by Seller Representative or the Company in written invoices from each such Person to which Transaction Expenses are payable (which wire instructions Seller Representative or the Company shall provide to Buyer at least three (3) Business Days prior to the Closing); provided that, any amounts treated as wages to a current or former employee of the Company may be paid to the Company, which shall pay such amounts, less applicable withholding Taxes, to applicable recipients through the Company’s payroll;

(iii)      to ESOP Management and Trust Services Ltd. (the “Paying Agent”), for the benefit of Sellers and for further distribution to the Sellers in accordance with each Seller’s Pro Rata Share, the Closing Cash Purchase Price by wire transfer of immediately available funds in accordance with the wire instructions that Seller Representative shall provide to Buyer at least three (3) Business Days prior to the Closing;

(iv)        to ESOP Management and Trust Services Ltd. (the “Trustee”) in trust for the Sellers, in accordance with their Pro Rata Share and as set forth on Exhibit A, the Closing Stock Consideration; and

(v)         to ESOP Management and Trust Services Ltd. (the “Trustee”) in trust for the Sellers, in accordance with their Pro Rata Share and as set forth on Exhibit A, the Buyer Stock Options in accordance with and subject to the terms of the Stock Option Award Agreements.

2.3         Additional Cash Payment.

(a)         Payment.  Subject to the terms and conditions of this Agreement, on or prior to December 31, 2026, Buyer or the Company shall pay to the Paying Agent, for the benefit of Sellers and for further distribution to the Sellers in accordance with each Seller’s Pro Rata Share, the Additional Cash Payment by wire transfer of immediately available funds in accordance with the wire instructions that Seller Representative shall provide to Buyer.

(b)         Tax Treatment. For all Tax purposes, the Additional Cash Payment made by Buyer or the Company shall be considered an adjustment to the Purchase Price unless there is no reasonable basis for making such adjustment under the applicable Tax Law.

2.4         Regulatory Milestone Payment.

(a)         Payment. Subject to the terms and conditions of this Agreement, Buyer or the Company shall pay to the Paying Agent, for the benefit of Sellers and for further distribution to the Seller’s in accordance with each Seller’s Pro Rata Share, the Regulatory Milestone Payment on the earlier to occur of: (i) the Commercial Regulatory Clearance Date (in such case, the payment shall be made within five (5) Business Days following the date on which the Commercial Regulatory Clearance Date is attained) and (ii) December 31, 2027, in each case, by wire transfer of immediately available funds in accordance with the wire instructions that Seller Representative shall provide to Buyer. Buyer shall use commercially reasonable efforts to pursue and obtain all necessary regulatory approvals, clearances, and authorizations required for the commercial marketing and sale of the Product known as “Clarity PRIME” in the United States, including filing all required applications and responding to all requests from the applicable Governmental Authorities in a timely manner.

(b)        Tax Treatment. For all Tax purposes, the Regulatory Milestone Payment made by Buyer or the Company shall be considered an adjustment to the Purchase Price unless there is no reasonable basis for making such adjustment under the applicable Tax Law.

2.5         Earn-Out Royalty.

(a)         Earn-Out Royalty Determination. Subject to the terms and conditions of this Agreement, Buyer or the Company shall pay to the Paying Agent, for the benefit of Sellers and for further distribution to the Sellers in accordance with each Seller’s Pro Rata Share, by wire transfer of immediately available funds in accordance with the wire instructions that Seller Representative shall provide to Buyer an earn-out royalty payment equal to nine percent (9%) of Gross Sales recognized by Buyer on the Commercial Sale of the Products (the “Earn-Out Royalty”), until Buyer’s aggregate payments of the Earn-Out Royalty equal the Royalty Cap. The Earn-Out Royalty shall be calculated and paid with respect to each calendar quarter in which Buyer had Commercial Sales of the Products, in arrears, not sooner than fifty (50) days after the end of such calendar quarter, and shall be accompanied by a statement setting forth Buyer’s good faith calculation of Gross Sales and the resulting Earn-Out Royalty for such quarter.

(b)         Acknowledgments. Each Seller acknowledges and agrees that the right of any Seller to receive any portion of the Earn-Out Royalty pursuant to this Section 2.5 (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws, (ii) will not be represented by any form of certificate or instrument, (iii) is not assignable or otherwise transferable by any Seller, except with Buyer’s prior written consent or pursuant to laws of descendants (and any purported assignment or transfer in violation hereof shall be null and void ab initio), and (iv) is speculative in nature and is not guaranteed.

(c)       Tax Treatment. For all Tax purposes, the Earn-Out Royalty made by Buyer or the Company shall be considered an adjustment to the Purchase Price unless there is no reasonable basis for making such adjustment under the applicable Tax Law.

2.6         Closing Deliverables.

(a)       Buyer’s Deliverables. At the Closing, simultaneously with the other deliveries pursuant to this ARTICLE 2, Buyer shall deliver to the Seller Representative:

(i)           a copy of instructions to the Transfer Agent instructing the Transfer Agent to deliver evidence of the issuance of the Buyer Common Stock as held in book-entry form by the Transfer Agent and registered in the name of each applicable Seller (the “TA Instructions”);

(ii)        the Closing Stock Consideration to the account specified by the Trustee in the amounts as specified on the TA Instructions;

(iii)         each Consulting Agreement, duly executed by Buyer; and

(iv)         the Stock Option Award Agreements, duly executed by Buyer.

(v)          The Paying Agent Agreement, in the form attached hereto as Schedule 2.6(a)(v), duly executed by Buyer.

(vi)         The Trust Agreement, in the form attached hereto as Schedule 2.6(a)(vi), duly executed by Buyer.

(b)        The Sellers’ Deliverables. At the Closing, simultaneously with the other deliveries pursuant to this ARTICLE 2, the Seller Representative shall deliver (or cause to be delivered) to Buyer:

(i)         Duly endorsed stock certificates or share transfer deeds or such other instruments assigning and transferring the Purchased Shares to Buyer, free and clear of all Encumbrances, duly executed by each Seller and in form and substance reasonably acceptable to Buyer;

(ii)          the Consulting Agreements, each duly executed by [**] and [**];

(iii)         the Stock Option Award Agreements, duly executed by each Seller;

(iv)       a certificate from the Israeli Registrar of Companies (being an electronic extract from the database of the Israeli Registrar of Companies) showing that the Company is not a “defaulting company” under the laws of the State of Israel, dated as of not earlier than two (2) Business Day prior to the Closing Date;

(v)        written resignations of each officer and director (or equivalent positions) of the Company, effective as of the Closing, in form and substance reasonably satisfactory to Buyer;

(vi)        evidence satisfactory to Buyer that all security interests and other Encumbrances in any assets of the Company have been released prior to or shall be released simultaneously with the Closing;

(vii)       all consents, approvals, authorizations, waivers, notices, and filings set forth on Section 2.6(b)(vii) of the Disclosure Schedules, in form and substance satisfactory to Buyer in its discretion and duly executed by each party thereto, as applicable;

(viii)       evidence of the termination of the agreements set forth on Section 2.6(b)(viii) of the Disclosure Schedules, in form and substance satisfactory to Buyer in its discretion and duly executed by each party thereto, as applicable;

(ix)         (A) a copy of the articles of formation (or equivalent document) of the Company, certified by the jurisdiction of its formation; and (B) a certificate of good standing of the Company (or equivalent certificate from the jurisdiction of its formation), dated no more than 10 days prior to the Closing Date;

(x)         a certificate of the Secretary (or equivalent officer) of the Company and any Seller that is an entity certifying that attached thereto is (A) true and complete copies of the Charter Documents of the Company or Seller, as applicable, as of the Closing Date, (B) true and complete copies of all resolutions adopted by the shareholders and directors (or functional equivalents) of the Company or Seller, as applicable, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (C) the incumbency and signatures of the officers of the Company or Seller, as applicable, executing this Agreement and the other Transaction Documents executed by or on behalf of the Company or Seller, as applicable, pursuant to this Agreement or otherwise in connection with the Transactions;

(xi)        a duly completed IRS Form W-9 or the appropriate IRS Form W-8 from each Seller, completed as of the Closing Date;

(xii)       evidence satisfactory to Buyer that [**] and [**] have exercised their warrants and have each received 20,000 ordinary shares of the Company;

(xiii)       the Paying Agent Agreement duly signed by each Seller;

(xiv)       The Trust Agreement duly executed by Seller; and

(xv)       such other documents and instruments as Buyer may reasonably request in connection with the consummation of the Transactions.

2.7         Closing Certificate.  No later than three (3) Business Days prior to the Closing Date, Seller Representative shall prepare, or cause to be prepared, in accordance with GAAP and the definitions set forth in this Agreement, and deliver to Buyer for Buyer’s review a preliminary certificate (the “Closing Certificate”) setting forth in reasonable detail (i)  the Closing Cash Amount, (ii) the Closing Indebtedness Amount, (iii) the Closing Transaction Expenses Amount, and (iv) using the amounts set forth in the preceding clauses (i) through (iii), Seller Representative’s calculation of the Closing Cash Purchase Price, together with reasonably detailed supporting documentation setting forth Seller Representative’s calculation of the amounts set forth therein.  Seller Representative shall revise the Closing Certificate to incorporate all reasonable comments to the Closing Certificate provided by Buyer following its review.

2.8        Withholding.  Notwithstanding anything in this Agreement to the contrary, neither the Buyer, nor, effective upon the Closing, the Company, and any of their agents, other than the Paying Agent, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement and transferred to the Paying Agent such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Law. The Paying Agent shall be entitled to deduct and withhold any such amounts, except if the applicable payee provided the Paying Agent a certificate of exemption or reduced withholding rate issued by the applicable tax authority. To the extent such amounts are so deducted or withheld by the Paying Agent, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.9         Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place remotely by means of Electronic Delivery and exchange of signatures, documents and other deliverables required to be executed and/or delivered at or prior to Closing on a date to be mutually agreed upon in writing by Buyer and the Seller Representative and after the last of the conditions to Closing set forth in Section 9.1 have been satisfied or waived in writing (other than conditions which, by their nature, are to be satisfied on the Closing Date, unless waived)  (the “Closing Date”). For all purposes under this Agreement and the other Transaction Documents, from and after (and subject to) the Closing having occurred pursuant to this Agreement, the Closing shall be deemed to have occurred as of 12:01 a.m. Eastern Time on the Closing Date (notwithstanding what time the actual Closing logistics took place on the Closing Date).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO EACH SELLER

Except with respect to Section 3.4 (Ownership), Sellers, jointly and severally, represent and warrant, except as may be indicated, to Buyer that the statements contained in this ARTICLE 3 are true and correct.

3.1       Authority.  Each Seller has all requisite power and authority and full legal capacity to execute and deliver this Agreement, the Transaction Documents to which it is, or is specified to be, a party and to perform such Seller’s obligations under this Agreement, including to consummate the Transactions.

3.2      Execution and Delivery; Valid and Binding Agreement. The execution, delivery and performance by each Seller of this Agreement, each other Transaction Document to be entered into by each applicable Seller, the performance by a Seller of its obligations under this Agreement and such other Transaction Documents and the consummation by a Seller of the Transactions have been duly and validly authorized by all requisite action on the part of each Seller, and no other actions on any Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement and each other Transaction Document to be entered into by each Seller has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery the other parties thereto) each of this Agreement and each such other Transaction Document constitutes a valid and binding obligation of each Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).  The execution and delivery by each Seller hereof and the Transaction Documents to which a Seller is, or is specified to be, a party and the consummation by such Seller of the Transactions do not require any consent from any spouse or any Affiliate of each Seller or no member of such Seller’s Family.

3.3         No Conflicts.  The execution, delivery and performance by each Seller of this Agreement and each other Transaction Document to be entered into by each Seller, and the consummation of the Transactions, do not and will not (with or without notice or passage of time, or both): (a) result in the creation of any Encumbrance on any Purchased Shares owned by a Seller or on any assets owned or used by Company; or (b) contravene, conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Authority or other third party, under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which such Seller or its assets is bound, or any Law or Governmental Order to which a Seller or its assets is subject. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Seller in connection with the execution and delivery of this Agreement or any other Transaction Document to be entered into by each Seller.

3.4        Ownership.  Each Seller represents in his or her individual capacity that he or she is the beneficial and record owner of the Purchased Shares opposite such Seller’s name on Section 4.2 of the Disclosure Schedules, free and clear of all Encumbrances, other than such Encumbrances as are set forth on Section 3.4 of the Disclosure Schedules. No Seller is a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that would require any Seller to sell, transfer or otherwise dispose of any Purchased Shares. Upon the Closing, each Seller will have good and valid title to all of the Purchased Shares, and each Seller will transfer to Buyer good and valid title to all of the Purchased Shares free and clear of Encumbrances.

3.5        Brokers.  Except as set forth on Section 3.5 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Seller.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY AND SELLERS

Subject to any exceptions that are expressly and specifically set forth in the Disclosure Schedule delivered by the Company, each of the Company and the Sellers, jointly and severally (other than with respect to Section 4.3 (Capitalization) which each Seller severally and not jointly represents and warrants), represent and warrant   to Buyer that the statements contained in this ARTICLE 4 are true and correct.

4.1         Organization, Authority and Qualification of the Company and Sellers.

(a)        The Company is a limited company, duly organized, validly existing and in good standing under the Laws of Israel. The Company has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as it is currently conducted.  The Company is not a “defaulting company” under the laws of the State of Israel.

(b)         The Company is duly licensed or qualified to do business and is in good standing in Israel, which is the only jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.

(c)          The Company has all requisite power and authority to execute this Agreement and the Transaction Documents to which it is, or is specified to be, a party and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, each other Transaction Document to be entered into by the Company, the performance by the Company of its obligations under this Agreement and such other Transaction Documents and the consummation by the Company of the Transactions have been duly and validly authorized by all requisite action on the part of the Company, and no other actions on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement and each other Transaction Document to be entered into by the Company have been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery the other parties thereto) each of this Agreement and each such other Transaction Document constitutes (or, as applicable with respect to such other Transaction Documents, will constitute as of the Closing) a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)       Each Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (as amended). No Seller has been formed for the specific purpose of acquiring the Buyer Common Stock. Each Seller is acquiring the Buyer Common Stock for its own account for investment and not with a view to any distribution thereof in violation of the Securities Act of 1933 (as amended) or any other applicable federal or state securities Laws, and has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the acquisition of the Buyer Common Stock and the ability to bear the economic risk of such investment, including a complete loss thereof.

4.2         Charter Documents; Records.

(a)         The Company has delivered to Buyer true and complete copies of (i) the Articles of Association, as amended to date, of the Company (the “Charter Documents”); and (ii) the minutes, written consents and other records of the meetings and other proceedings of the shareholders and the directors of the Company since its formation.  There has been no violation of any of the provisions of the Charter Documents, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by such Company’s shareholders or directors. The transfer books and the minute books of the Company, all of which have been made available to Buyer before the date hereof, are true and complete and have been maintained in accordance with all applicable Laws. At the Closing, all such books will be in the possession of the Company. There are no outstanding powers of attorney executed by or on behalf of the Company.

(b)        Section 4.2(b) of the Disclosure Schedules sets forth (i) the names of the directors (or functional equivalents) of the Company, and (ii) the names and titles of the officers of the Company.

4.3         Capitalization.

(a)         The equity interests of the Company consist solely of ordinary shares.  Except as described in the foregoing sentence, there are no shares, stock or other equity securities of the Company issued, reserved for issuance or outstanding. Except as set forth on Section 4.2(a) of the Disclosure Schedules, no legend or other reference to any purported Encumbrance appears upon any certificate (if any) representing the issued and outstanding shares of the Company.  All the ordinary shares of the Company have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record by the Sellers, as set forth on Section 4.3(a) of the Disclosure Schedules.  The Sellers own all of the equity interests of the Company.  Except as set forth on Section 4.3(a) of the Disclosure Schedules:

(i)        there are no outstanding or authorized options, warrants, convertible securities or other rights of any character relating to the equity interests of the Company or obligating the Sellers or the Company to issue or sell any equity interests of, or any other interest in, the Company;

(ii)        the Company has not ever adopted, sponsored, authorized or maintained any equity plan or equity-based compensation plan;

(iii)       there are no voting agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the Purchased Shares;

(iv)       none of the Purchased Shares are subject to any repurchase option, forfeiture provision or restriction on transfer, other than as set forth in the Charter Documents; and

(v)        the Company does not have any obligation to purchase, redeem or otherwise acquire any of its securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

4.4         No Subsidiaries.  The Company does not (directly or indirectly) own, or have any interest in, any shares or other ownership interest in any other Person.

4.5         No Conflicts.

(a)        The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to be entered into by the Company, and the consummation of the Transactions, do not and will not (with or without notice or passage of time, or both):

(i)         result in the creation of any Encumbrance upon the Purchased Shares or any assets owned or used by the Company;

(ii)        contravene, conflict with or result in a violation of: (A) any of the provisions of any Charter Documents of the Company; or (B) any resolution adopted by the shareholders or directors;

(iii)       contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Law or any Governmental Order to which the Company, the Purchased Shares or any of the assets owned or used by the Company, is subject;

(iv)      contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Company or that otherwise relates to any such Company’s business or to any of the assets owned or used by the Company; or

(v)        contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Contract that is or would constitute a Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) accelerate the maturity or performance of any such Contract; or (iii) cancel, terminate or modify any such Contract.

(b)        The Company is not required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation of the Transactions.

4.6          Financial and Accounting Matters.

(a)        The Company was incorporated on March 30, 2025. True, correct and complete copies of unaudited consolidated balance sheet as of December 31, 2025 (“Most Recent Balance Sheet”) is included in Section 4.6(a) of the Disclosure Schedules. The Most Recent Balance Sheet is true and correct and fairly presents the financial position of the Company as of the balance sheet date and the results of the operations of the Company for the periods indicated.

(b)        All inventory of the Company, whether consisting of raw materials, work-in-process, finished goods, supplies, or otherwise, consists of a quality and quantity usable in the ordinary course of business consistent with past practice.  All such inventory is owned by the Company free and clear of all Encumbrances, no inventory is held on a consignment basis or subject to any return or repurchase obligation and, is located on premises owned or leased by the Company.

4.7         Undisclosed Liabilities; Indebtedness.

(a)        Except as set forth on Section 4.7(a) of the Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), except: (i) those which are adequately reflected or reserved against on the Most Recent Balance Sheet; and (ii) those which have been incurred since the date of the Most Recent Balance Sheet in the ordinary course of business and which are not material in amount.

(b)         The Company has no Indebtedness.

4.8        Absence of Certain Changes.  Since the date of its incorporation, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any event or circumstance that would constitute, or would reasonably be expected to result in, a Material Adverse Effect. Since the date of its incorporation, the Company has not:

(a)         amended (or permit the amendment of) its Charter Documents or form any subsidiary;

(b)       split, combined, recapitalized or reclassified any of its equity interests or completed any similar transaction;

(c)       issued, sold, authorized the issuance of, pledged or otherwise disposed of any of its equity interests or other securities (including any instrument convertible into or exchangeable for any equity interests), or granted any options, warrants or other rights to subscribe or purchase or otherwise obtain (including upon conversion, exchange or exercise) any of its equity interests;

(d)       declared, accrued, set aside or paid any dividends or other distributions on or in respect of any of its equity interests or redeemed, purchased or acquired any of its equity interests (or any option, warrant, convertible security or similar instrument);

(e)       made any change in any method of accounting or accounting practice, except as required by GAAP or applicable Law;

(f)       loaned money to any Person or, outside of the ordinary course of business, incurred any Indebtedness, or assumed or guaranteed the Indebtedness of any other Person (other than the Company or in the ordinary course of business);

(g)     (i) acquired, leased or licensed any right or other asset from any other Person (ii) sold or otherwise disposed of, or leased or licensed (or granted any other right with respect to), any right or other asset of the Company to any other Person; or (iii) waived or relinquished any right;

(h)      other than in the ordinary course of business, paid, discharged, settled or satisfied any Indebtedness of the Company;

(i)       hired any employee or other than in the ordinary course of business otherwise engaged the services of any individual, as an employee, consultant, independent contractor, or otherwise, and in such case only to the extent that such services may be terminated at or after Closing without payment of any termination fees or expenses;

(j)       (i) increased or decreased the compensation payable to any of its directors, officers, employees, or individual independent contractors (whether engaged in their individual capacity or through a legal entity solely owned by such individual) other than increases or decreases in amounts less than $10,000 and in the ordinary course of business; (ii) granted or promised any bonus, commissions, severance, change in control, or termination pay to, or entered into, waived, released, terminated, or amended any employment, independent contractor, or consulting Contract that provides for severance or any non-discretionary or guaranteed bonuses or cannot otherwise be terminated without incurring any liability (other than accrued wages) with, any of its directors, officers, employees, or individual independent contractors; (iii) established, adopted or entered into, or materially amended any Benefit Plan; (iv) made any loan to, or forgave any loan with, any of its directors, officers, employees, or individual independent contractors; or (v) hired any director, officer, executive-level employee, or employee with annual base compensation in excess of $75,000;

(k)       engaged in a merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction or filed a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(l)        commenced, settled or compromised any pending or threatened Action;

(m)       made any capital expenditure except for capital expenditures of less than $25,000 in the aggregate;

(n)        entered into any Company Contract that is not terminable by the Company without penalty on notice of ninety (90) days or less;

(o)       (i) granted to any Person any rights in any of the Company Intellectual Property, acquired any rights in any Intellectual Property from any Person, (ii) failed to take any action or paid any fees in a timely manner to maintain and preserve any Company Intellectual Property, and allowed any actions or fees to become delinquent or subject to surcharge and (iii) allowed any patent family to expire by reason of not filing a continuing application in order to maintain such patent family;

(p)        cancelled any of its respective insurance policies identified in Section 4.13 of the Disclosure Schedules or reduced the amount of any insurance coverage provided by such insurance policies; or

(q)        entered into any agreement to do any of the foregoing, or taken any action or omission that would result in any of the foregoing.

4.9       Bank Accounts.  Section 4.9 of the Disclosure Schedules provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to: (i) sign checks or other documents with respect to such account; (ii) access such account, view the account balance and view the transactions with respect to such account, including all Persons with online and remote access; and (iii) input or release payments from such account.

4.10       Company Contracts.

(a)      Section 4.10(a) of the Disclosure Schedules lists each of the contracts, leases and other agreements of the Company (collectively, the “Company Contracts”).

(b)      Except as set forth on Section 4.10(b), of the Disclosure Schedules (i)  the Company has provided to Buyer true, correct and complete copies of all Company Contracts, including all amendments thereto, (ii) all Company Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company and are enforceable against the applicable party, and (iii) the Company has not violated in and is not in breach or default of any Company Contract.

4.11       Assets; Real Property.

(a)       The Company has, and will have immediately following the Closing, valid, marketable and good title to, or holds, and will hold immediately following the Closing, pursuant to valid and enforceable leases or other Contracts, all of the property and assets (whether tangible or intangible) owned or leased by it or used, or held for use, by the Company, free and clear of all Encumbrances.

(b)        Section 4.11(b) of the Disclosure Schedules identifies all assets owned, leased or used by the Company that are material to the Business.

(c)        Except as set forth on Section 4.11(c) of the Disclosure Schedules, all tangible properties and assets of the Company are in good condition and repair (ordinary wear and tear excepted).  The properties and assets of the Company (i) are sufficient for the continued development, production and commercialization of the Products and the conduct of the Business after the Closing as currently conducted or proposed to be conducted; and (ii) constitute all of the assets necessary to develop, commercialize and produce the Products.

(d)        Except as set forth on Section 4.11(d) of the Disclosure Schedules, the Company does not own or lease, and has never owned or leased, any real property.

4.12       Intellectual Property.

(a)        Section 4.12(a) of the Disclosure Schedules contains a complete and accurate list of all (A) Company Registered IP, in each case listing, as applicable, (i) the name of the applicant/registrant and current owner, (ii) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (iii) the application or registration number, (iv) the filing date and issuance/registration/grant date, and (v) the prosecution status, (B) material unregistered Trademarks, (C) Software, and (D) material unregistered Copyrights, in each case, included in the Owned Company Intellectual Property. Except as set forth in Section 4.12(a) of the Disclosure Schedules: (A) all necessary registration, maintenance and renewal fees with respect to the Company Registered IP have been paid, and to the Company’s Knowledge, all necessary affidavits, responses, recordations, certificates and other documents have been filed for the purposes of obtaining, maintaining, perfecting, preserving and renewing such Company Registered IP; (B) to the Company’s Knowledge, other than payment of standard annual renewal fees, there are no actions that must be taken within one hundred twenty (120) days following the Closing, including the filing of any affidavits, responses, recordations, certificates or other documents, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered IP; and (C) each item of Company Registered IP has been prosecuted, if prosecuted, in compliance with all applicable rules, policies, and procedures of the applicable Governmental Authority. The Company solely and exclusively owns all right, title and interest in and to the Owned Company Intellectual Property, and the Company has the right to use, enjoy and exploit the Owned Company Intellectual Property free and clear of any Encumbrances. With respect to Company Registered IP, each item is registered in the name of the Company. No item of Company Registered IP (excluding any applications therefor) has been held invalid or unenforceable in an administrative proceeding or a court decision.

(b)       There is not now and has not at any time in the past been any material interference, reexamination, cancellation, or opposition proceeding, or any other Action, including any Actions involving a threat or allegation by any third Person contesting the ownership, validity, enforceability, non-infringement and/or use or scope of the Owned Company Intellectual Property, and to the Company’s Knowledge, there is no basis for any such Action.

(c)        The conduct of the business of the Company as currently conducted and as proposed to be conducted, including the design, development, use, provision, import, branding, advertising, promotion, marketing, and manufacture and sale of any Product, (i) does not infringe, misappropriate, use or disclose without authorization, or otherwise violate (and, when conducted by the Company following the Closing in substantially the same manner, will not materially infringe, materially misappropriate, use or disclose without authorization in any material respect, or otherwise materially violate) any Intellectual Property Rights of any Person; and (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, using or disclosing without authorization, or otherwise violating any Company Intellectual Property.  The Company has not been sued in any Action for infringement, misappropriation or violation of any Third Party Intellectual Property, and there is no basis for any such Action.  The Company has not received any notice alleging infringement, misappropriation or other violation by the Company with respect to any Third Party Intellectual Property. There are no pending Actions brought by the Company against any third Person alleging the infringement, interference, dilution, violation or misappropriation of any Company Intellectual Property, nor has the Company otherwise alleged any of the foregoing against any third Person, including through the issuance of any written communication inviting any Person to take a license, authorization, covenant not to sue or the like (other than in connection with licenses granted by the Company in the ordinary course of business and not related to any infringement or other violation by the licensee or potential licensee).

(d)       The Company is not subject to any Governmental Order which materially restricts or impairs its use of any Company Intellectual Property.  There are no pending Actions anywhere in the world involving the invalidity, ownership, or enforceability of the Company Intellectual Property, nor challenging the Company’s rights under any Company Intellectual Property. There has been no notice provided to the Company threatening to initiate any such Actions. To the Company’s Knowledge, there are no facts, circumstances, or information that would or reasonably could be expected to (i) render any of the Owned Company Intellectual Property invalid or unenforceable, or (ii) adversely affect, limit, restrict, impair, or impede the ability of the Company to use and practice the Company Intellectual Property upon the Closing in the same manner as currently used and practiced by the Company. The Owned Company Intellectual Property is subsisting and in full force and effect, and has not been abandoned or passed into the public domain. No loss or expiration of any of the Company Intellectual Property is pending, reasonably foreseeable or, to the Knowledge of the Company, threatened, except for Patents expiring at the end of their statutory term.

(e)       Section 4.12(e) of the Disclosure Schedules lists all Company IP Rights Agreements.  All Company IP Rights Agreements are in full force and effect, and enforceable in accordance with their terms.  Except as set forth in Section 4.12(e) of the Disclosure Schedules, the Company is in compliance with, and has not breached any term of, any such Company IP Rights Agreements, and, to the Knowledge of the Company, all other parties to such Company IP Rights Agreements are in compliance with, and have not breached any term of, such Company IP Rights Agreements. There are no pending Actions brought by the Company against any Person alleging breach of any Company IP Rights Agreement.

(f)        The Company will not be in breach of any Company IP Rights Agreements as a result of the execution, delivery, or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement. The consummation of the Transactions will not cause the modification, cancellation, termination, suspension of, or acceleration of any payments under the Company IP Rights Agreements, or give any third Person party to any Company IP Rights Agreement the right to do any of the foregoing.

(g)        All of the Company Intellectual Property that is not Owned Company Intellectual Property is duly and validly licensed to Company pursuant to a Company IP Rights Agreement listed in Section 4.12(g) of the Disclosure Schedule for use in the manner in which it is currently used and is proposed to be used by the Company. The Company Intellectual Property includes all of the Intellectual Property and Intellectual Property Rights that are necessary to enable the Company to conduct the Business of the Company following the Closing in the same manner as currently conducted and proposed by the Company to be conducted, and following the Closing, the Company will own or have (pursuant to the Company IP Rights Agreements) the same rights that the Company had immediately prior to the Closing with respect to such Intellectual Property and Intellectual Property Rights.

(h)       The Company has not entered into any contractual obligation requiring it to indemnify any third Person against infringement or other violation of any Third Party Intellectual Property, nor has the Company entered into any contractual obligation requiring the Company to grant any Person the right to bring infringement actions or otherwise enforce rights with respect to any of the Company Intellectual Property.

(i)          Neither the execution, delivery or performance of this Agreement, the Transaction Documents, nor the consummation of the Transactions will violate or result in the breach, material modification, cancellation, termination or suspension of, or acceleration of any payments under, the Company IP Rights Agreements (or give rise to any right with respect to any of the foregoing).  Following the Closing Date, Company will have and be permitted to exercise all rights under the Company IP Rights Agreements (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of third Persons included in the Company Intellectual Property) to the same extent that Company would have had, and been able to exercise, had this Agreement and the Transaction Documents not been entered into and the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise have been required to pay.  Neither the execution, delivery or performance of this Agreement or the Transaction Documents, nor the consummation of the Transactions, nor any Contract to which the Company is a party or otherwise bound, will cause or require (or purports to cause or require) Buyer or any of its Affiliates to (i) grant to any other Person any license, covenant not to sue, immunity or other right with respect to or under any of Buyer’s or its Affiliates’ Intellectual Property or Intellectual Property Rights; or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any other Person.

(j)         To the Company’s Knowledge, no Person has entered into any Contract that would conflict with the work for which such Person has been engaged by the Company or requires such Person to transfer, assign, or disclose proprietary or Confidential Information concerning his or her work for the Company to anyone other than the Company.  All material Intellectual Property Rights created prior to the formation of the Company and contributed to the Company or used by the Company following formation have been assigned pursuant to a present, valid and enforceable assignment, including all right, title and interest therein, or licensed to the Company.

(k)        All Persons who have contributed, developed or conceived of any Owned Intellectual Property or any Product have done so pursuant to a valid and enforceable agreement that protects the Confidential Information of the Company and grants the Company exclusive ownership of the Person’s contribution, development or conception. Without limiting the foregoing, each current and former manager, officer, consultant, employee, and contractor of the Company who is or has been involved in the development (alone or with others) of any Company Intellectual Property, or has or previously had access to any Confidential Information included in the Company Intellectual Property (including Company Confidential Information), has executed and delivered to the Company sufficient employment or contractor agreements, non-disclosure agreements, and assignment of invention and Works of Authorship agreements that (i) assign to the Company all right, title and interest in and to any Intellectual Property and Intellectual Property Rights arising from or developed or delivered to the Company in connection with such Person’s work for or on behalf of the Company, and (ii) provide reasonable protection for Confidential Information within Company Intellectual Property (including Company Confidential Information). No current or former manager, officer, consultant, employee, or contractor of the Company is, to the Company’s Knowledge, in material default, material breach or material violation of (A) any term or covenant of any contractual or other obligation to the Company relating to invention disclosure, invention assignment, non-disclosure or non-competition, or (B) any applicable non-disclosure obligation or restrictive covenant obligation for the benefit of any former employer of such manager or consultant, by virtue of such manager or consultant being employed by or performing services for the Company, or using Confidential Information of such former employer for the benefit of the Company.  No current or former manager, officer, consultant, employee, or contractor of the Company has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property.

(l)          The Company has taken reasonable steps to protect and preserve the confidentiality of all Confidential Information included in the Company Intellectual Property or any Confidential Information or Intellectual Property disclosed to the Company as to which the Company had or has an obligation of confidentiality or secrecy.  All disclosure by the Company to a third Person of any Confidential Information has been pursuant to a written confidentiality agreement with respect thereto between the Company and such third Person.  All current and former directors, officers, consultants, employees, and contractors of the Company having lawful or authorized access to Confidential Information owned by the Company, or to the Confidential Information of the Company’s customer or business partner, have executed and delivered to the Company a written agreement obligating them to protect such Confidential Information.

(m)        No government funding (including grants from the IIA) or facilities of a university, college or other educational institution or research center were used in the development of Company Intellectual Property or Products. No Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Company Intellectual Property.  Without limiting the generality of the foregoing, no invention claimed or covered by any Patents that are Company Registered IP (i) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the U.S. or of the State of Israel or any agency thereof, (ii) is a “subject invention” as that term is described in 35 U.S.C. § 201(e) or (iii) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction, including with respect to any Patents that are part of the Owned Company Intellectual Property.  No funding, facilities, resources or personnel of any educational or research institution were used, directly or indirectly, to develop or create in whole or in part, any Company Intellectual Property, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating or practicing any Company Intellectual Property.

(n)          With regard to Software used or contemplated for use by the Company in the conduct of business:

(i)        Section 4.12(n)(i) of the Disclosure Schedules lists all Open Source Software that is incorporated into, linked, bundled or combined with, or otherwise used in or with any Product.  The Company has not used Open Source Software in a manner that would create obligations for it (or after Closing, for Buyer) with respect to, or grant, or purport to grant, to any Person, any rights or immunities under, any Company Intellectual Property.  No Software included in the Owned Company Intellectual Property is or has become subject to any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such software that such software or other software combined or distributed with it be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge.

(ii)        The Company has used commercially available antivirus software products designed to ensure that the Product is protected from becoming infected by viruses and other harmful code and taken all reasonable steps to ensure that the Software used by the Company in the carrying on of its business is free of any virus or other harmful code.  There are no grounds for believing that any virus has or will come into contact with the Software.

(iii)       Except as set forth on Section 4.12(n)(iii) of the Disclosure Schedules, the Company has not assigned, delivered, licensed or made available, or has any obligation to assign, deliver, license or make available, any Software (including but not limited to, the source code therefor) to any third party, including any escrow agent or similar Person.  This sale and purchase, or any other Transactions, will not entitle any customer or other third Person to obtain a copy of the source code for any Software owned or licensed or used by the Company.

(iv)      The Company has not experienced any material defects or disruptions in the Software used by the Company, including any material error or omission in the processing of any transactions that have not been corrected.  To the Company’s Knowledge, there are no defects in the Software used by the Company in connection with the Products that impair such Software from operating as described in their related documentation or specifications, that cannot be remedied by the Company promptly and at a cost less than $10,000. The Software used by the Company in connection with the Products does not include any computer system, code, program or sub program or any device, method, or token that permits any person to circumvent the normal security associated with such Software and the Company has not introduced or permitted any such circumvention of normal security measures.

(v)       The Company has not received any written claims, and is not aware of any unwritten claims, that any installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services or other services that have been performed by the Company were performed improperly or not in conformity with the terms and requirements of all applicable warranties and other contracts and with all applicable Laws and regulations, including HIPAA, except where such claims would not reasonably be expected to have a Material Adverse Effect.

(vi)       Except for any Open Source Software listed in Section 4.12(n)(vi) of the Disclosure Schedules, the Software used by the Company in connection with the Products, if any, neither contains nor embodies any third party Software (other than Software obtained from another Person (a) on general commercial terms and that continues to be widely available on such commercial terms, (b) that is not distributed with or incorporated in any Product or services of the Company, (c) that is not Open Source Software; and (d) that was licensed for fixed payments of less than $10,000 in the aggregate or annual payments of less than $10,000 per year), including development tools and utilities, and the Software, together with any third party programs contained or embodied therein, contains all materials necessary for a reasonably skilled programmer to understand the Software for the purpose of the continued maintenance and development of the Software in the manner the Company conducted business. Any Company use of Open Source Software is in accordance with all applicable Israeli Legal Requirements, including the Israeli Privacy Protection Authority’s guidelines.

(vii)       All Software used or relied on by the Company are adequate for the operation of its business as currently conducted, and the Company has purchased a sufficient number of license seats for all Software used by the Company in such operations.

(o)       Section 4.12(o) of the Disclosure Schedules contains a list and description of all standard-setting organizations, industry bodies and other standards-related activities in which the Company has participated and a description of, or reference to, the shareholder agreements, bylaws and Owned Company Intellectual Property and other policies, rules and similar materials relating to such organizations, bodies and other activities.

4.13       Related Persons.  Except as set forth on Section 4.13 of the Disclosure Schedules, no Seller, no Affiliate of a Seller (other than the Company) and no member of a Seller’s Family (as defined below) (i) owns, or has ever owned, a direct or indirect equity interest or other financial interest in any Person (other than the Company) that has had business dealings with the Company, (ii) is competing, or has at any time competed, with the Company, (iii) is, or has been, indebted to the Company, (iv) is a party to any Contract with, or has any claim or right against, the Company, (v) has entered into, or has had any financial interest in, any Company Contract, transaction or business dealing with or involving the Company or (vi) has, or has had, any direct or indirect interest in any material property or asset that is owned or used by the Company.

4.14      Insurance.  Section 4.14 of the Disclosure Schedules sets forth a list, as of the Closing Date, of all insurance policies currently maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”) and identifies any material claims made thereunder. The Company has made available to Buyer accurate and complete copies of all Insurance Policies.  Such Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid. The Company has not received any notice of default under any such Insurance Policy or received notice or other communication of any pending or threatened termination or cancellation, coverage limitation or reduction, refusal of any coverage or rejection of any claim, or material premium increase with respect to any such Insurance Policy.

4.15       Legal Proceedings; Governmental Orders.  Except as set forth on Section 4.15 of the Disclosure Schedules, no Action has ever been commenced by or against, or to the Knowledge of the Company, threatened against, the Company, the Business or the Products.  Except as set forth on Section 4.15 of the Disclosure Schedules, there are no:

(a)        Actions pending or, to the Company’s Knowledge, threatened (i)  against the Company, the Business or the Products; (ii) that involves any Person whose liability for such Action the Company has or may have retained or assumed, either contractually or by operation of law; (iii) against any Seller or any Affiliate thereof and relating to the Company; (iv) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions; or (v) that relates to the ownership of any equity interests of the Company, or any option or other right to the equity interests or other securities of the Company, or right to receive consideration as a result of this Agreement;

(b)       outstanding Governmental Orders or unsatisfied judgments, penalties or awards against or affecting or binding upon the Company or any of the Company’s properties or assets or the Purchased Shares, and to the Company’s Knowledge, no manager of the Company is subject to any Governmental Order that prohibits such manager from engaging in or continuing any conduct, activity or practice relating to the respective Company’s business; or

(c)         Actions pending by or before any Governmental Authority.

4.16       Compliance With Laws.  The Company is and has at all times been in compliance, in all material respects, with all Laws applicable to it or its business, properties or assets, or the Purchased Shares. The Company is not in material breach of, or material default under, and has not been in material breach of, or material default under, any Laws.  The Company and the Products are not subject to, and has never been subject to, any pending or asserted fine, action, penalty or liability as a result of a failure to comply with any Laws.  The Company has not received any notice or other communication alleging a possible material violation by the Company of any Laws applicable to the Company.

4.17       Healthcare; Anti-Corruption.

(a)        The Company is and has at all times been in compliance, in all material respects, with all Health Care Laws applicable to it or its business, properties or assets. The Company is not in material breach of, or material default under, and has not been in material breach of, or material default under, any Health Care Laws.  The Company is not subject to any pending or asserted material fine, action, penalty or liability as a result of a failure to comply with any Health Care Laws.  The Company has not received any written notice or other communication alleging a possible material violation by the Company of any Health Care Laws applicable to the Company.  To the Company’s Knowledge, the Products have been, and currently are, being researched, developed, designed, investigated, manufactured, made, assembled, stored, packaged, labeled, marketed and distributed in compliance with all applicable Health Care Laws.

(b)        The Products have never been marketed, distributed or sold since the Company’s date of incorporation.

(c)         Neither the Company nor any of its directors: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the SSA; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to the Company’s Knowledge, is the target or subject of any current investigation relating to any Federal Health Care Program-related offense.

(d)        The Company has not, nor has any of its directors or officers, engaged in any activity that is in violation of, or is cause for civil penalties or mandatory or permissive exclusion under the Health Care Laws, including the following:

(i)          knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; or

(ii)         knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment.

(e)         To the Company’s Knowledge, no Person has filed or has threatened to file against the Company an Action under any federal or state whistleblower statute, including under the federal civil False Claims Act.

(f)         The Company is, and has at all times been, in compliance in all material respects with the provisions of the FFDCA and any comparable foreign Law that are applicable to it or to the conduct of its business and operations or to the ownership of its assets. The Company is not in material breach of, or material default under, and has not been in material breach of, or material default under, the FFDCA or any comparable foreign Law. The Company is not subject to any pending or asserted material fine, action, penalty or liability as a result of a failure to comply with any provisions of the FFDCA or any comparable foreign Law. The Company has not received any notice or other communication alleging a possible material violation by the Company of the FFDCA or any comparable foreign Law.

(g)        The Company operations, including any manufacture, import, export, testing, clinical or nonclinical investigation, design, development, processing, packaging, labeling, storage, transport, marketing, registration, listing, advertising, promotion, reporting, record keeping, or distribution of the Products and all such activities or processes that are outsourced to third parties by the Company, are, and have at all times been, in compliance in all material respects with the FFDCA and any comparable foreign Law, including any implementing regulations and guidance.

(h)        True, complete and accurate copies of any and all of the Company’s material submissions to, or correspondence with, the FDA and any comparable Governmental Authority have been provided to Buyer, including copies of all material submissions to the FDA and any comparable Governmental Authority, all supplements to and amendments of such submissions, all minutes of meetings and teleconferences with FDA representatives and any comparable Governmental Authority representatives, all notices, alerts or warnings issued by FDA and any comparable Governmental Authority regarding the business of the Company, and all supporting documents and all preclinical or clinical studies and other data relating to the Products that are in the Company’s possession or control or to the development of any Products. All such documentation is true and accurate in all material respects.

(i)         To the Knowledge of the Company, neither the FDA nor any comparable Governmental Authority is considering cancelling, terminating, limiting, suspending or revoking any Permits, or changing the marketing or device classification or labeling of the Products.  The Company has fulfilled and performed its obligations under each Permit, and no event has occurred or condition or state of facts exists which would constitute a material breach or material default or would cause cancellation, revocation, termination, suspension or any limitation of any such Permit for any third party that is a manufacturer or contractor for the Company is in compliance with all Permits from the FDA and any comparable Governmental Authority insofar as they pertain to the manufacture of the Products or any components, parts or accessories of the Products.

(j)       No preclinical or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or non-compliance reasons, and neither the FDA nor any comparable Governmental Authority, clinical investigator, institutional review board or ethics committee that has or had jurisdiction over or participated in any such clinical trial has initiated or threatened in writing to initiate any action to terminate, delay, suspend or materially modify any such on-going preclinical or clinical trial, or to disqualify, restrict, or debar any preclinical or clinical investigator or other person involved in any such preclinical or clinical trial.

(k)        No preclinical or clinical trial has been conducted by or on behalf of the Company or otherwise with respect to the Products that is subject to registration on the United States National Institutes of Health Website, www.clinicaltrials.gov. or any applicable foreign law.

(l)        The Company has not received any Form FDA-483, notice of adverse finding, FDA warning letters, notice of violation or “untitled letters,” or notice of FDA action for import detentions or refusals to allow entry into the United States from the FDA or other comparable Governmental Authority alleging or asserting noncompliance with any applicable Law. The Company is not subject to any obligation or requirement arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority.  To the Knowledge of the Company, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA or any similar warnings or notices from any comparable Governmental Authority.

(m)       Neither the Company nor, to the Knowledge of the Company, any of its Representatives have been convicted of any crime or engaged in any conduct that could result in debarment or exclusion under 21 U.S.C. § 335a(a), 21 U.S.C. § 335a(b) or any comparable foreign Law.  No claims, actions, proceedings or investigations that could reasonably be expected to result in such a debarment or exclusion are pending or threatened against the Company or the managers or agents of the Company.

(n)        Neither the Company nor, to the Knowledge of the Company, any of its Representatives on behalf of the Company have made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure was made, would reasonably  provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), any similar policy or any comparable foreign Law.

(o)       Neither the Company nor, to the Company’s Knowledge, its Representatives on behalf of the Company has at any time taken or failed to take any action, or engaged in any activity, practice, or conduct that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other anticorruption laws in any jurisdiction where the Company conducts business directly or indirectly (the “Anti-Corruption Laws”).  Neither the Company nor, to the Company’s Knowledge, its Representatives on behalf of the Company has at any time, directly or indirectly, (i) made an improper payment or offer of payment or a thing of value to any Person; (ii) made an improper payment or delivered any improper fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party affiliated with any customer, distributor or supplier of the Company; or (iii) made, offered, paid, promised to pay, or authorized the giving of money or anything of value to any Official or to any other Person while knowing or being aware that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (A) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions or (B) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company in obtaining or retaining business for or with, or directing business to, the Company or its Affiliates.  No event, fact or circumstance has occurred or exists that would reasonably be expected to result in a finding of noncompliance by the Company with the Anti-Corruption Laws. No director, agent, or Representative of the Company is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the Anti-Corruption Laws.

(p)       Neither the Company nor any Person acting on its behalf (including any Representative of the Company) has, directly or indirectly, taken any action in violation of any applicable Laws related to export control, trade or economic sanctions, or antiboycott, in the United States or any other jurisdiction, including: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C.  App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 760), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Law of a similar nature, including but not limited to the UK Bribery Act of 2010.  Neither the Company nor any Person acting on its behalf (including any Representative of the Company) is listed on a prohibited party list published by the United States government, including the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons List” or any other similar lists and is not “blocked” or subject to other sanctions pursuant to any applicable requirement of Law of the Treasury Department’s Office of Foreign Assets Control, Bureau of Industry and Security of the U.S. Department of Commerce or the Directorate of Defense Trade Controls of the U.S. State Department.

4.18       Permits.  All Permits required for the Company to conduct its business in the manner in which it is currently conducted and currently planned by the Company to be conducted have been obtained by it and are valid and in full force and effect. Section 4.18 of the Disclosure Schedules sets forth a list of each Permit held by the Company, and the Company has made available to Buyer accurate and complete copies of all such Permits. The Company is and at all times has been in compliance with its obligations under each of its Permits set forth on Section 4.18 of the Disclosure Schedules in all material respects and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit.

4.19      Employment Benefits and labor Matters.  The Company has provided the Buyer with a true, correct and complete list of all employees of the Company as of the date hereof (the "Employees" or the “Company Employees” respectively) and includes each such Employee’s name and title, work location, date of hire or engagement, actual scope of employment (e.g., full or part-time or temporary), overtime classification (e.g., subject to global overtime arrangements or non-exempt), prior notice entitlement, gross salary, overtime payment and any other non-statutory compensation and benefits, payable, maintained or contributed to or with respect to which any potential Indebtedness is borne by the Company (whether now or in the future) including but not limited to the following entitlements: bonus, vacation entitlement and accrued vacation, travel entitlement (e.g., travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, a pension arrangement or any other provident fund (including managers’ insurance and further education fund), whether such employee is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary).

4.20       Taxes.  Except as set forth on Section 4.20 of the Disclosure Schedules:

(a)         All Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account any valid extensions), and all such Tax Returns are true, complete and correct. True and complete copies of all Tax Returns of or with respect to the Company for all Tax years since the Company’s formation have been made available to Buyer. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by or with respect to the Company (whether or not shown on any Tax Return) have been timely paid in full (taking into account any valid extensions).

(b)        No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes for which the Company may be liable. All deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in the first sentence of clause (a) have been paid in full or otherwise finally resolved.

(c)         Section 4.20 of the Disclosure Schedules sets forth a schedule of the Tax Returns required to be filed by or with respect to the Company.

(d)       There is no ongoing audit, examination, matter in controversy, adjustment or Action by any Governmental Authority pending or proposed or threatened with respect to Taxes for which the Company may be liable. The Company has not received from a Governmental Authority any written notice indicating an intent to open an audit or other review with respect to the Company or any request for information related to Tax matters of or with respect to the Company.

(e)         The Company has complied with all applicable Laws relating to the deduction or withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other party under any applicable Laws, and has duly and timely withheld and paid over to the appropriate Governmental Entity (or are properly holding for such timely payment) all amounts required to be so withheld and paid under all applicable Laws. The Company is in compliance with, and their records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Laws and have maintained, and still maintain, all required records with respect thereto. No individual classified by the Company as a non-employee (such as an independent contractor, leased employee or consultant) was or will be considered as an employee of the Company by an applicable Governmental Entity with respect to Taxes.

(f)         The Company (i) has never had any nexus with the United States, a business or permanent establishment within the United States (or any other foreign country) or any other connection with the United States that has subjected or could reasonably be expected to have subjected it to U.S. federal, state or local Tax; (ii) is not and never was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B)of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; and (iii) was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a).

(g)        The Company is not nor, to the Knowledge of the Company (without conducting any inquiry to such effect), the shareholding Sellers (in their capacity as such) subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance that may be violated as a result of the transactions contemplated by this Agreement.

(h)        All material records which the Company is required under applicable Tax laws to keep for Tax purposes (including all documents and records likely to be needed to defend any challenge by any Governmental Authority) have been duly kept (in accordance with all applicable statutory requirements) and are available for inspection at the premises of the Company.

(i)          The Company is registered, if so required for purpose of, and has complied in all material respects with the provisions of, the Israeli Value Added Tax Law – 1975, as amended and the regulations promulgated thereunder including with respect to the timely filing of complete and correct value added tax (“VAT”) Returns and the timely making of payments and the maintenance of records, and to the Knowledge of the Company, the Company should not be subjected to a revision of its VAT position, leading to a recapture of VAT deducted on or before the Closing Date. The Company has not made any exempt supplies and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by them, unless such credit is not allowed under applicable law. In case any VAT payable has been set-off against a VAT receivable (i.e., recoverable VAT), the amount of the VAT receivable, has been computed and reported in an accurate and timely manner. The Company has not received a refund for recoverable VAT for which they were not entitled under any law. The Company is registered for VAT purposes only in the jurisdictions in which they are incorporated.

(j)        The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. Section 4.20(j) of the Disclosure Schedule lists each tax benefit or incentive to which the Company is entitled under Israeli Tax law (“Israeli Tax Incentive”), under the period for which such Israeli Tax Incentive applies, and the nature of such Israeli Tax Incentive. Unless otherwise set forth in the Disclosure Schedule, no claim or challenge has been made by any Governmental Authority with respect to the entitlement of the Company to any Israeli Tax Incentive, and subject to receipt of any approvals required herein consummation of the transactions contemplated by this Agreement will not adversely affect the continued qualification for the Israeli Tax Incentives or the terms or duration thereof or require any recapture of any previously claimed Israeli Tax Incentive. No closing agreements, rulings or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company. The Company has not requested or received a ruling from any Tax authority.

(k)        The Company does not own any interest in any controlled foreign corporation pursuant to Section 75B of the Israel Tax Ordinance, or other entity the income of which is required to be included in the income of the Company. The Company is not a “controlled foreign corporation” for U.S. federal income tax purposes.

(l)          Except as set forth in Section 4.20(l) of the Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise) (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Employee of the Company, (ii) result in the forgiveness of any indebtedness of any Employee of the Company to the Company, (iii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Employee, or (iv) result in the acceleration of the time of payment, vesting, distribution or funding of any such benefit or compensation.

(m)        Since formation, the Company has been validly treated as a limited liability corporation for Israeli Tax purposes.

4.21       Grants and Subsidies

(a)          Except as set forth in Schedule 4.21(a), the Company has not applied for or received any grant, allowance, aid, loan or subsidy from any Governmental Authority.

(b)        The Company has not received any grants, incentives, exemptions or subsidies from any Governmental Authority,  including  from the Israeli Investment and Development Authority for Industry and Economy,  the  National Israel Innovation Authority (the “IIA”), or any binational foundation. There are no material restrictions under applicable Laws, Contracts or otherwise on the transfer, including by way of, sale, licensing, or distribution, of the Company Intellectual, in and of itself, from Israel to any other jurisdiction.

(c)         The Company is in compliance, in all material respects, with the terms and conditions of the Grants and the Laws applicable thereto (including any reporting requirements), and have duly fulfilled, in all material respects, all of their respective obligations and undertakings relating thereto, including reporting obligations, restrictions on the transfer of know-how out of any of the jurisdictions in which the Company operates, and royalty payments. No event has occurred or circumstances exist that would reasonably be expected to result in the revocation or adverse modification of any Grant.

4.22       Brokers.  Except as set forth in Section 4.22 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf the Company.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that the statements contained in this ARTICLE 5 are true and correct.

5.1         Organization and Authority of Buyer.

(a)         Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations under this Agreement and to consummate the Transactions.

(b)         Buyer has all requisite power and authority to execute this Agreement and the Transaction Documents to which it is, or is specified to be, a party and to consummate the Transactions. The execution, delivery and performance by the Buyer of this Agreement, each other Transaction Document to be entered into by Buyer, the performance by Buyer of its obligations under this Agreement and such other Transaction Documents and the consummation by Buyer of the Transactions have been  duly and validly authorized by all requisite action on the part of Buyer, and no other actions on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement and each other Transaction Document to be entered into by Buyer has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery the other parties thereto) each of this Agreement and each such other Transaction Document constitutes (or, as applicable with respect to such other Transaction Documents, will constitute as of the Closing) a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2      No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and each other Transaction Documents to be entered into by Buyer, and the consummation of the Transactions, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (b) result in a violation or breach of any provision of any Law applicable to Buyer in any material respect or any Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material agreement to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any other Transaction Document to be entered into by Buyer, except for those which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the Transactions.

5.3         Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

5.4        Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

ARTICLE 6
COVENANTS

6.1       Public Announcements.  No Party shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media regarding the Transactions (including with respect to the Purchase Price or any other financial terms of the Transactions) without the prior written consent of Buyer, on the one hand, or Seller Representative, on the other hand, as applicable (which consent shall not be unreasonably withheld, delayed or conditioned), and Buyer, on the one hand, and Seller Representative, on the other hand, shall cooperate as to the timing and contents of any such announcement.  Nothing in this Section 6.1 shall limit the ability of Buyer or its Affiliates (a) to issue any press release or make any public statement or any other public (or non‑confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions to the extent it determines that such press release, public statement or other public disclosure is required by applicable law, stock exchange regulation or public authority or applicable self‑regulatory organization (including the U.S. Securities and Exchange Commission or Nasdaq), and (b) to conduct customary investor and analyst communications concerning the Transactions, to make internal announcements to their employees, or to make disclosures to credit rating agencies.  Sellers acknowledge and agree that Buyer will file this Agreement and other documents described in this Agreement and summaries hereof and thereof, with the U.S. Securities and Exchange Commission and Nasdaq (if legally required to make such filing), provided that any such release or disclosure shall not disclose competitive information of the Sellers or the Company and shall redact any personal or private information and shall only be limited to the level required by applicable laws or rules.

6.2         Confidentiality.

(a)         As of the Closing Date, the Confidentiality Agreement shall be automatically terminated and shall be null and void and of no force or effect.

(b)        After the Closing Date, the Sellers shall, and shall cause their respective Affiliates and Representatives to, retain in strict confidence, and not directly or indirectly furnish, communicate, make available or disclose to any other Person, or use or otherwise exploit for his, her or its own benefit or the benefit of any other Person, any and all information, whether oral or written and whether in any tangible or intangible format, regarding the Company, together with any analyses, compilations, studies, notes or other documents or records prepared by any Seller or any Representative of any Seller which contain, reflect or are based upon, in whole or in part, Company Confidential Information (collectively, “Company Information”). The obligations of the Sellers pursuant to this Section 6.2(b) shall not apply, or shall cease to apply (as applicable), to Company Information and/or any Company Confidential Information if or when, and to the extent that, such Company Information and/or any Company Confidential Information (i) is or becomes publicly available other than as a result of a disclosure by any Seller, or any of any Affiliate or Representative of any Seller; or (ii) is or becomes available to any Seller or any Affiliate or Representative of any Seller on a non-confidential basis from a source other than Buyer, the Company or any of their Representatives, provided that such other source is not bound by a confidentiality agreement or other legal or fiduciary obligation of confidentiality to Buyer or the Company. In the event that a Seller or any Affiliate or Representative of such Seller becomes legally compelled by deposition, subpoena, or other court or governmental action to disclose any of the Company Information, such Seller shall, if legally permitted, provide Buyer with prompt prior written notice to that effect, and such Seller will cooperate with Buyer, at Buyer’s expense, if Buyer seeks to obtain a protective order concerning such Company Information. If, in the absence of a protective order or the receipt of a written waiver by Buyer, such Seller or any Affiliate or Representative of such Seller is nonetheless, in the written opinion of counsel, legally compelled to disclose Company Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Seller or any such Affiliate or Representative may, without liability under this Agreement, disclose to such tribunal only that portion of the Confidential Information which, upon the advice such counsel, such Seller or such Affiliate or Representative is legally required to disclose.

6.3         Restrictive Covenants.

(a)         Definitions. For the purposes of this Section 6.3, the following terms shall have the following meanings:

(i)         “Competing Business Organization” means any business that designs, develops, produces, sells, markets and/or provides any Restricted Product.

(ii)        “Restricted Product” means any urine flow and kidney monitoring technologies or other products that competes with or are similar to the Products.

(b)        Non-Compete; Non-Solicitation.  Each Seller acknowledges and agrees that certain non-competition, non-solicitation and non-disclosure covenants are reasonably necessary to protect the legitimate interests of the Company and Buyer (including any Affiliate of Buyer), and such covenants are an essential part of and consideration for this Agreement.  Each of [**] and [**] (and each Seller solely for purposes of Sections 6.3(b)(iv) and (v)) hereby agrees and covenants that, for a period of three (3) years after the Closing Date, except with the prior written consent of Buyer, they shall not (and shall cause all of their Affiliates to not), directly or indirectly:

(i)         act (as a founder, investor, member. shareholder, advisor, employee, officer, executive, manager, director, consultant, lender or otherwise) as a Competing Business Organization anywhere in the world; provided, however, that [**] and [**] may own up to 5% of any class of securities that is listed or admitted to trading on a national securities exchange or otherwise publicly traded;

(ii)          design, develop, improve, produce, market, sell or provide any Restricted Product anywhere in the world;

(iii)       sell, market, provide, attempt to sell, market or provide, or assist in the selling, marketing or provision of, any Restricted Product, or otherwise communicate with any Person for the purpose of selling, designing, developing, improving, marketing or providing any Restricted Product;

(iv)       (A) induce or attempt to induce any distributor, customer, contractor, broker, supplier, vendor or other business relation of the Business or the Company to curtail or cancel any business with the Company or Buyer with respect to the Products; or (B) otherwise in any way interfere with the relationship between the Company and any of its distributors, customers, contractors, brokers, suppliers, vendors or other business relations relating to the Products;

(v)          make or publish any statement or comment that disparages or harms the reputation or goodwill of the Company, the Business or the Products;

(c)        Extension of Restrictive Covenants.  The restrictive time period set forth in this Section 6.3 shall not expire during any period in which any Seller (or its Affiliates) is in violation of any of the covenants set forth in this Section 6.3, and all restrictions shall automatically be extended by the period of time any Seller (or any Affiliate of a Seller) was in violation of any such covenants.

(d)         Severability; Reformation of Restrictions.  The covenants and restrictions in this Agreement are separate and divisible, and to the extent any clause, portion or section of this Agreement is determined to be unenforceable or invalid for any reason, Buyer and the Sellers acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the provisions of this Section 6.3 or any other provision of this Agreement.  If any particular covenant, provision or clause of this Section 6.3 or any other provision this Agreement is determined to be unreasonable or unenforceable for any reason, the parties acknowledge and agree that such covenant, provision or clause shall automatically be deemed reformed such that the contested covenant, provision or clause will have the closest effect permitted by applicable Law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable Law.  The Parties agree that any court interpreting any restrictive covenant or non-disclosure provision of this Agreement shall have the authority, if necessary, to reform any such provision to make it enforceable under applicable Law.

(e)        Remedies.  Each Seller acknowledges that a breach or threatened breach or repudiation by a Seller (or any Affiliates of a Seller) of this Section 6.3 will give rise to irreparable injury to Buyer and that money damages will not be adequate relief for such injury.  Accordingly, each Seller agrees that Buyer shall be entitled to equitable relief, including specific performance, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach or repudiation, in addition to any other legal remedies which may be available, including the recovery of monetary damages from the Sellers.

6.4         Further Assurances.  Following the Closing, each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may reasonably be required to carry out the provisions of this Agreement and give effect to the Transactions.

6.5         Filings, Consents or Notifications.  No consent, authorization, order or approval of, or filing or registration with, any Governmental Authority pursuant to the antitrust or trade regulation Laws of any Governmental Authority, including any filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, is required to be obtained by the parties in connection with the execution, delivery and performance by the parties of this Agreement or any Transaction Documents or the consummation of the Transactions.  Each Party: (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions; and (b) shall use reasonable efforts to obtain each approval, consent or other authorization (if any) required to be obtained (pursuant to any applicable Law or contract, or otherwise) by such party in connection with the Transaction.

6.6         Termination of Related Party Transactions.  Immediately prior to the Closing, the Sellers shall cause any Contract, agreement, or understanding between the Company, on the one hand, and any Seller, Affiliate of a Seller or member of a Seller’s Family on the other hand, to be terminated such that no Seller, Affiliate of a Seller or member of a Seller’s Family shall have any claims or rights against the Company in respect thereof (except, for the avoidance of doubt, this Agreement or any Transaction Document).

6.7         Assignment and Assumption of Excluded Liabilities.  Effective as of the Closing and without limiting Sellers’ indemnification obligations under ARTICLE 8:

(a)        The Company hereby irrevocably covenants and agrees to assign, transfer and convey to the Sellers, and the Sellers hereby irrevocably covenant and agree, jointly and severally, to assume from the Company and to pay, perform and discharge when due, all Excluded Liabilities.  For the avoidance of doubt, the Sellers shall not assume, and shall have no responsibility for, any Retained Liabilities.

(b)        The Sellers shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses to the extent arising out of or relating to any Excluded Liability, in each case subject to and in accordance with ARTICLE 8. Without limiting the foregoing, if the Company or Buyer is required to pay, perform or discharge any Excluded Liability at any time after the Closing, the Sellers shall promptly reimburse the Company or Buyer, upon demand, for the full amount of such payment and all related Losses.

(c)         The Sellers hereby authorize the Seller Representative to take any actions and to execute any documents on behalf of the Sellers as may be reasonably necessary or requested by Buyer to implement this Section 6.7.

6.8       Access to Information.  From the date hereof until the Closing, Sellers shall, and shall cause the Company to, upon prior reasonable notice, (a) afford Buyer and its representatives full and free access to and the right to inspect all of the assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Company as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business and maintains the confidentiality of the transactions contemplated by this Agreement. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, indemnity or agreement given or made by the Company and/or Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules. Notwithstanding the foregoing, nothing in this Agreement will require or be construed to require the Company or Sellers or any of their representatives to provide any access or otherwise make available any information that in the reasonable judgment of Sellers’ Representative would (i) result in the disclosure of any trade secrets of any third Person, (ii) result in a violation of any applicable Law, (iii) waive the protection of any attorney-client privilege or (iv) result in the disclosure of personally identifiable information that would expose the Company to liability.  If any access or information is withheld on the basis of the foregoing sentence, Sellers’ Representative will inform Buyer of the general nature of what is being withheld and use commercially reasonable efforts to make substitute disclosure arrangements to provide any such access or information to Buyer and its representatives in a manner that will not suffer from any of the foregoing impediments.

6.9        Conduct of Business.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement, except as provided in this Agreement, Sellers will, and will cause the Company to, (a) exercise best efforts to cause the Company to perform its obligations under its Contracts, (b) conduct the Business in accordance with applicable Law and in the ordinary course of business, (c) not make any distribution of assets of the Company to any Persons, and (d) engage any activity or action set forth in Section 4.8, except, in any case, for actions: (i) expressly required by this Agreement or another Transaction Document, or (ii) taken with Buyer’s prior written consent.  Sellers shall use best efforts to cause the Company to continue to insure the Business and its employees against insurable risks up to the Closing in the manner and to the extent such items were insured on the date hereof.

6.10      Exclusivity.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement, neither the Company nor any Seller shall, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of, any other Person relating to the acquisition or merger of the Company or any assets of the Company or any transaction that could affect the transactions contemplated hereby. Sellers’ Representative shall promptly notify Buyer regarding any contact between any Seller or the Company or their respective representatives and any other Person regarding any such offer or proposal or any related inquiry.

ARTICLE 7
TAX MATTERS

7.1       Tax Assistance.  The Company and each Seller shall cooperate and to the extent reasonably required by the Buyer agree to use reasonable efforts to furnish or cause to be furnished to the Buyer at any time after the date hereof, upon request, as promptly as reasonably practicable, such information (including access to books and records to the extent they are in their possession) and assistance relating to the Company, as is reasonably requested for the filing of any tax returns (“Returns”), for the preparation of any audit and for the prosecution or defense of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim.

7.2         Returns filed prior to and after closing.

(a)         Company shall prepare, or cause to be prepared and filed, or cause to be filed, all Returns of the Company that are required to be filed under applicable law by the Company on or prior to the Closing Date (while taking into account all applicable extensions). All Taxes shown on such Returns shall be paid by the Company as and when required by Law, except to the extent such Pre-Closing Taxes were included in the determination of Indebtedness. Such Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by Law.

(b)        Buyer shall prepare or shall cause to be prepared at its sole cost and expense, all Returns required by applicable Law to be filed by the Company after the Closing Date (while taking into account all applicable extensions), including Returns with respect to (A) a Straddle Period and (B) any period closed prior to the Closing Date, but not filed on or prior to the Closing Date ((A) and (B), (collectively, “Buyer-Prepared Returns”), which Buyer-Prepared Returns shall be prepared by treating items on such Return in a manner consistent with the past practices of the Company with respect to such items, except to the extent such past practices are not “more likely than not” to be upheld under applicable Law.  The Buyer shall deliver a draft of each income Buyer-Prepared Return to the Sellers for review and comment at least twenty-one (21) days prior to the due date for the filing of such Buyer-Prepared Returns, and the Buyer shall consider in good faith such comments that Sellers submit no less than five (5) days prior to the due date of such Buyer-Prepared Return. It is hereby understood and agreed that all Taxes indicated as due and payable on such Buyer-Prepared Returns shall be the responsibility of the Sellers to the extent they constitute Taxes of the Company relating or attributable to any Pre-Closing Tax Period of the Company, and shall be paid by the Sellers in accordance with this paragraph, except to the extent such Pre-Closing Taxes were included in the determination of Indebtedness. It is further understood and agreed that each Seller, jointly and severally, shall indemnify the Buyer Indemnified Parties against, and shall defend the Buyer Indemnified Parties from and against, any and all Losses (regardless of whether or not such Losses relate to any Third-Party Claim) that are directly or indirectly suffered, incurred or sustained by, or imposed upon, any Buyer Indemnified Party that directly or indirectly arise out of or are directly or indirectly related to any of the representations related to Taxes herein, and to any Company Taxes which were incurred or arose during the Pre-Closing Tax Period.

ARTICLE 8
INDEMNIFICATION

8.1       Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement shall survive the Closing and shall terminate on the date that is twelve (12) months following the Closing Date; provided, however that the representations and warranties set forth in Section 4.11(a)  (Assets) shall survive the Closing and shall terminate on the date that is four (4) years following the Closing Date; and provided, further, that the Fundamental Representations shall survive for the full period of all applicable statutes of limitations plus 60 days (each such date, the “Expiration Date”) provided, however, that if, at any time on or prior to the applicable Expiration Date, any Indemnified Party delivers a written notice in accordance with the terms hereof, alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under ARTICLE 8 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.  All covenants and agreements set forth in this Agreement or in any other Transaction Document shall survive the Closing until fully performed. For the avoidance of doubt, the Parties hereby acknowledge and agree that (i) the survival periods set forth in this Section 8.1 constitute contractual statutes of limitations, (ii) are specifically bargained for, (iii) are an essential part of the consideration for the Purchased Shares and (iv) any claim brought by any Party pursuant to this ARTICLE 8 must be brought or filed prior to the expiration of the applicable survival period with respect to the provision upon which such claim is based.

8.2         Indemnification by the Sellers.

(a)       Subject to the other terms and conditions of this ARTICLE 8, each Seller, jointly and severally, shall indemnify Buyer, Buyer’s current and future Affiliates, Buyer’s and Buyer’s Affiliates’ current and future Representatives and the respective successors and assigns of the foregoing Persons (including, after the Closing, the Company, its Representatives and its and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”)) against, and shall hold harmless and defend the Buyer Indemnified Parties from and against, and shall compensate and reimburse each of the Buyer Indemnified Parties for, any and all Losses (regardless of whether or not such Losses relate to any Third-Party Claim) that are directly or indirectly suffered, incurred or sustained by, or imposed upon, any Buyer Indemnified Party that directly or indirectly arise out of or are directly or indirectly related to:

(i)           any inaccuracy in or breach of any of the representations and warranties of the Sellers or the Company contained in this Agreement (provided, however, Sellers shall only have several, and not joint, indemnification of the Buyer Indemnified Parties for any inaccuracy in or breach of Section 4.3 (Capitalization)); and

(ii)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or any Seller pursuant to this Agreement; and

(iii)         the amount, if any, by which the Closing Cash Amount set forth in the Closing Certificate exceeds the Cash held by the Company as of the Measuring Time;

(iv)         any Closing Indebtedness Amount or Closing Transaction Expenses Amount, in each case to the extent not included in the Closing Certificate; and/or

(v)          any Excluded Liability.

(b)        Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right, in its sole discretion, to satisfy any indemnification payment obligations under this Section 8.2 by requiring Sellers to either (at the Sellers’ choice, at the sole discretion of the Sellers’ Representative, by written notice to Buyer): (i) remit cash by wire transfer of immediately available funds, (ii) redemption of shares of Buyer Common Stock held by a Seller at a valued based on the thirty (30) day volume-weighted average price (VWAP) during the five (5) trading days immediately preceding the date of the notice provided under this Section 8.2(b), or (iii) offset against any future payments owed by Buyer to the Sellers pursuant to this Agreement, including the Additional Cash Payment (Section 2.3), the Regulatory Milestone Payment (Section 2.4), or the Earn-Out Royalty (Section 2.5). Sellers’ Representative shall provide written notice to Buyer of its election of payment method within five (5) Business Days after the final determination of any indemnification obligation under this ARTICLE 8, and such payment  (in the case of clause (i)) or redemption (in the case of clause (ii)) or the first offset (in the case of an election under clause (iii)) shall be made within five (5) Business Days of such notice.  For the avoidance of doubt, if payment is not made timely, and in accordance with this Section 8.2(b), Buyer shall have the right to offset against any outstanding payments that may remain outstanding and owing to Sellers, in addition to any other remedy at law.  For the purposes of determining the amount of Losses and for determining whether or not any breaches or inaccuracies of any representations or warranties have occurred, the representations and warranties of the Company or any Seller contained in this Agreement shall not be deemed to be qualified by “material,” “in all material respects” or “Material Adverse Effect” or any similar term or limitation.

8.3        Indemnification by Buyer.  Subject to the other terms and conditions of this ARTICLE 8, Buyer shall indemnify the Sellers, the Sellers’ current and future Affiliates, the Sellers’ and the Sellers Affiliates’ current and future Representatives and the respective successors and assigns of the foregoing Persons (collectively, the “Seller Indemnified Parties”) against, and shall defend the Seller Indemnified Parties from and against, and shall compensate and reimburse each of the Buyer Indemnified Parties for, any and all Losses (regardless of whether or not such Losses relate to any Third-Party Claim) that are directly or indirectly suffered, incurred or sustained by, or imposed upon, any Seller Indemnified Party that directly or indirectly arise out of or are directly or indirectly related to:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; and

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

8.4         Certain Limitations.  The Person or Persons making a claim under this ARTICLE 8 is referred to as the “Indemnified Party,” and the Person or Persons against which such claims are asserted under this ARTICLE 8 is referred to as the “Indemnifying Party.” Notwithstanding anything to the contrary in this Agreement, the indemnification provided for in Section 8.2 and Section 8.3 of this Agreement shall be subject to the following limitations:

(a)         Indemnification Cap.

(i)         Subject to Sections 8.4(a)(ii) of this Agreement, the Sellers shall not be liable to the Buyer Indemnified Parties pursuant to Section 8.2(a)(i) of this Agreement with respect to any Loss to the extent that the aggregate amount of all Losses for which the Buyer Indemnified Parties have received indemnification pursuant to Section 8.2(a)(i) of this Agreement is equal to or has exceeded   $500,000.

(ii)        Notwithstanding anything to the contrary in this Agreement, the limitations set forth in Section 8.2(a)(i) shall not apply to Losses that are directly or indirectly suffered, incurred or sustained by, or imposed upon, any Buyer Indemnified Party that directly or indirectly arise out of or are directly or indirectly related to (A) breaches or inaccuracies of any Fundamental Representations, or (B) any fraud, intentional misrepresentation, criminal act or willful misconduct.

(b)       Notwithstanding anything to the contrary in Sections 8.1, 8.4(a) or 8.4(b) of this Agreement, the limitations set forth in Sections 8.1, 8.4(a) or 8.4(b) of this Agreement shall not apply in the event of any (i) breach or inaccuracy of any Fundamental Representations or (ii) fraud, intentional misrepresentation, criminal act or willful misconduct.

8.5         Indemnification Procedures.

(a)          Third-Party Claims.

(i)          If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, then the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof (if a Seller is the Indemnifying Party, then such Seller shall be provided prompt written notice). The failure to give such reasonably prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced by reason of such failure. Each such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail and shall indicate the good faith estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(ii)         The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within fifteen (15) days of receipt of notice of such Third-Party Claim, to assume the defense of any Third-Party Claim in which the Indemnifying Party acknowledges without qualification its indemnification obligation hereunder at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall reasonably cooperate in good faith in such defense. If the Indemnifying Party assumes the defense of any such claim or legal proceeding as contemplated in this Section 8.5(a), the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned) to conduct the defense of such claim or legal proceeding and shall have the right to take any action (subject to Section 8.5(b) of this Agreement) it deems necessary to avoid, dispute, defend, appeal or make counterclaims with respect to any Third-Party Claim in the name and on behalf of the Indemnified Party.

(iii)         In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable written opinion of counsel to the Indemnified Party, there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, reasonable fees and disbursements for such additional representation shall be at the expense of the Indemnifying Party.

(iv)        If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement by the 15th Business Day following the date on which the Indemnified Party delivers to the Indemnifying Party the prompt written notice of such Third-Party Claim that is contemplated by the first sentence of Section 8.5(a)(i) of this Agreement or loses its right to defend such Third-Party Claim by failing to diligently defend such Third-Party Claim, then the Indemnified Party may, subject to Section 8.5(b) of this Agreement, pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Notwithstanding anything to the contrary in this Agreement (including in the immediately foregoing sentence), but subject to Section 8.5(a)(iii) of this Agreement, in no event shall any Indemnifying Party be liable to any Indemnified Party for the fees or disbursements of more than one separate counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding.  Notwithstanding anything to the contrary contained in this Section 8.5, the Indemnifying Party shall not be entitled to assume control of a Third-Party Claim if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, investigation or allegation, (ii) the Third-Party Claim seeks injunctive or other equitable relief or relief other than for monetary Losses against the Indemnified Party, (iii) the Indemnified Party reasonably believes that the Third-Party Claim, if adversely determined, would impair in any material respect the financial condition, business, operations, reputation or prospects of the Indemnified Party or any of its Affiliates, or (iv) an actual or readily apparent conflict of interest (as determined by the Indemnified Party upon written advice of counsel) exists between the Indemnifying Party and the Indemnified Party with respect to the Third-Party Claim that precludes effective joint representation.

(v)         If, pursuant to this Section 8.5, the Indemnified Party so contests, defends, litigates or settles a Third-Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending the Third-Party Claim which are incurred from time to time, promptly following the presentation to the Indemnifying Party of reasonably documented bills for such attorneys’ fees and other expenses, subject, however, to any applicable limitations set forth in this Agreement.  Subject to any applicable limitations set forth in this Agreement, all expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.

(vi)        Seller Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to Section 6.2 of this Agreement) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)         Settlement of Third-Party Claims.

(i)          Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, so long as a firm offer is made to settle a Third-Party Claim solely for monetary payment that will be paid by the Indemnifying Party without leading to liability or the creation of a financial or other obligation (or any injunctive or other form of relief) on the part of the Indemnified Party and its Affiliates and provides for, in a customary form, a full, unconditional written release of each Indemnified Party and its Affiliates from all liabilities and obligations in connection with such Third-Party Claim, and does not adversely affect the conduct of the business of the Indemnified Party or any of its Affiliates, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.

(ii)          If the Indemnified Party has assumed the defense pursuant to Section 8.5(a) of this Agreement, it shall not agree to any settlement or other determination without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

8.6        Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as adjustment to the Purchase Price for Tax purposes.

8.7        Exclusive Remedy.  The Parties acknowledge and agree that, except with respect to fraud, intentional misrepresentation, criminal act or willful misconduct or any equitable relief to which any Person shall be entitled pursuant to Section 10.13, their sole and exclusive remedy with respect to (a) any and all claims for any breach (or alleged breach) of any representation, warranty, covenant, agreement or obligation set forth in this Agreement, (b) otherwise with respect to the performance or breach of this Agreement, (c) the Transactions or (d) otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE 8 and ARTICLE 7.

ARTICLE 9
CONDITIONS TO CLOSING; TERMINATION

9.1         Conditions to Closing.

(a)         The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Buyer’s written waiver, at or prior to the Closing, of each of the following conditions:

(i)          from the date hereof through the Closing Date, there shall not have occurred any Material Adverse Effect with respect to the Business, the Company or the Products, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect;

(ii)        the representations and warranties of Sellers and the Company contained in ARTICLE 3 and ARTICLE 4 and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”; other than, for the avoidance of doubt, any dollar thresholds or qualification) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date or for a particular period, the accuracy of which shall be determined as of that specified date or as of that particular period in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, have a material or adverse impact on the Business, the Company or the Products;

(iii)       Sellers and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date;

(iv)        no action shall have been commenced against any Seller or the Company, which would prevent the Closing, and no injunction or restraining order shall have been issued by any Governmental Authority against any Seller or the Company, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(v)         Sellers and the Company shall have received all approvals and consents from all applicable Governmental Authorities, including the ITA (the “ITA Approval”); and

(vi)       Sellers’ Representative, on behalf of the Sellers and the Company, shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, certifying that each of the conditions set forth in this Section 9.1(a) has been satisfied.

(b)         The obligations of Sellers and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Sellers’ Representative’s written waiver, at or prior to the Closing, of each of the following conditions:

(i)          the representations and warranties of Buyer contained in ARTICLE 5 and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”; other than, for the avoidance of doubt, any dollar thresholds or qualification) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date or for a particular period, the accuracy of which shall be determined as of that specified date or as of that particular period in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent Buyer from consummating, or materially impair or delay Buyer’s ability to consummate, the transactions contemplated by this Agreement;

(ii)       Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date;

(iii)      no action shall have been commenced against Buyer which would prevent the Closing, and no injunction or restraining order shall have been issued by any Governmental Authority against Buyer, and be in effect, which restrains or prohibits any transaction contemplated hereby; and

(iv)       Buyer shall have delivered to Sellers’ Representative a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in this Section 9.1(b) has been satisfied.

9.2         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Sellers’ Representative and Buyer;

(b)         by Buyer by written notice to Sellers’ Representative if:

(i)         Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company and/or Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 9.1(a) and such breach, inaccuracy, or failure has not been cured by the Company and/or Sellers (as applicable) within 5 Business Days of Sellers’ Representative receipt of written notice of such breach from Buyer; or

(ii)        any of the conditions set forth in Section 9.1(a) shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled within 45 days following the date of this Agreement (the “Anticipated Closing Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing. Notwithstanding anything herein to the contrary, so long as the ITA Approval required under Section 9.1(a)(v) remains pending at no fault of either Party, the term of this Agreement shall renew automatically for consecutive terms of fifteen (15) days following the Anticipated Closing Date, or upon the mutual good faith consent of the Parties. For avoidance of doubt, upon receipt of any final notice of non-approval from the ITA, this agreement shall terminate automatically; or

(c)        by Sellers’ Representative by written notice to Buyer if neither the Company or Sellers are then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 9.1(b) and such breach, inaccuracy or failure has not been cured by Buyer within 5 Business Days of Buyer’s receipt of written notice of such breach from Sellers’ Representative; or

(d)         by Buyer (on one hand) or Sellers’ Representative (on the other hand) in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order or other directive restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order or other directive shall have become final and non-appealable.

9.3        Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE 9, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except: (a) that the obligations set forth in this ARTICLE 9 and ARTICLE 10 hereof shall survive termination; and (b) that nothing herein shall relieve any Party from liability for any willful misconduct, Fraud, intentional misrepresentation, or breach of any provision hereof.

ARTICLE 10
MISCELLANEOUS

10.1     Expenses; Enforcement Costs.  Except as otherwise expressly provided in this Agreement (including in the following in this Section 10.1), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.2     Notices.  All notices, requests, demands, claims or other communications that are required or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly delivered, given and received: (a) on the date of delivery, if personally delivered by hand; (b) on the fifteenth (15th) day following the date on which such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested; (c) on the date scheduled for delivery after such notice is sent by an internationally recognized overnight express courier, charges prepaid; (d) if sent on a Business Day by email or facsimile transmission before 11:59 p.m. (recipient’s time) on the day sent by email or facsimile, when transmitted; and (e) if sent by email or facsimile transmission on a day other than a Business Day, or if sent by email or facsimile transmission after 11:59 p.m. (recipient’s time) on the day sent by email or facsimile, on the Business Day following the date on which such transmission occurred. Subject to the immediately foregoing sentence, each such notice shall be sent to the following addresses (as applicable) or such other address(es) as shall be specified in notices given in accordance with this Section 10.2:

if to the Seller Representative, to:	with a copy to (which shall not constitute notice):

[**]	Katzenell Dimant, Law Offices
89 Medinat Hayehudim St., POB 4026,
Hertzliya, 4614001, Israel
Attn: Einat Katzenell, adv.
Email: einat@kdlaw.co.il

if to Buyer, to:	with a copy to (which shall not constitute notice):

NUWELLIS, INC.	Honigman LLP
12988 Valley View Road	650 Trade Centre Way
Eden Prairie, MN 55344	Suite 200
Attention: Neil Ayotte	Kalamazoo, MI 49002
E-mail: Neil.Ayotte@nuwellis.com	Attention: Phillip D. Torrence
Email: ptorrence@honigman.com

10.3      Recitals; Interpretation.  The recitals to this Agreement are hereby incorporated by reference into the Agreement for all purposes. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (d) terms defined in the singular have the corresponding meanings in the plural, and vice versa; (e) unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders; and vice versa; (f) except as otherwise specifically set forth in this Agreement, all references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars; (g) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to any particular section or article in which such words appear; and (h) the use of “ordinary course of business” shall be deemed to mean “ordinary course of business and, if applicable, consistent with past practice.” Unless the context otherwise requires, references in this Agreement: (x) to Articles, Sections, Schedules, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Schedules, Disclosure Schedules and Exhibits to, this Agreement and (y) to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rule or regulation, in each case, as amended or otherwise modified from time to time. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then such action may be validly taken on or by the next day, following such day, that is a Business Day. The Disclosure Schedules and Exhibits referred to in this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement.

10.4     Headings and Captions.  The headings and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. All Section headings in the Disclosure Schedules correspond to the Sections of this Agreement; provided, however, that disclosure under any Section in the Disclosure Schedules will constitute disclosure under all other reasonably relevant Sections of the Disclosure Schedules without the need for cross-references, but only to the extent that such relevance is readily apparent on the face of such disclosure.

10.5      Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.6     Entire Agreement.  This Agreement, the Exhibits, Disclosure Schedules and other schedules to this Agreement, the other Transaction Documents and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior representations, warranties, negotiations, discussions, proposals, letters of intent, term sheets, undertakings, understandings, covenants and agreements (including draft agreements (including non-final versions of this Agreement, any other Transaction Document or any such other agreement, certificate, instrument or other document)), whether written and oral, with respect to such subject matter and the Transactions. In the event of any inconsistency between the statements in the body of this Agreement and the Exhibits, Disclosure Schedules or other schedules to this Agreement (other than an exception expressly set forth as such in the Disclosure Schedules or any such other schedule to this Agreement), any other Transaction Document or the Confidentiality Agreement, the statements in the body of this Agreement shall control.

10.7      Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties (for the avoidance of doubt, the consent of the Seller Representative shall constitute the consent of all of the Sellers), which consent shall not be unreasonably withheld, delayed or conditioned. No assignment shall relieve the assigning Party or Parties of any of its (or their) obligations pursuant to this Agreement. Any attempted assignment in violation of this Section 10.7 shall be void and without effect, ab initio.

10.8      No Third-Party Beneficiaries.  Except as provided in ARTICLE 8 of this Agreement, this Agreement is for the sole benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9      Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Seller Representative. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.10     Governing Law; Jurisdiction; Dispute Resolution Process.

(x)        This Agreement, the negotiation, execution, terms and performance of this Agreement, the rights of the Parties under this Agreement, and all Actions arising, in whole or in part, under or in connection with or related to this Agreement or the Transactions, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(y)        Any civil action, counterclaim or proceeding, whether at law or in equity, arising out of or relating to this Agreement or the Transactions will be brought exclusively in the courts of record of the State of Delaware in Wilmington County or the United States District Court for the District of Delaware. Each Party irrevocably consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such Party in accordance with Section 10.2 of this Agreement, or in such other manner as may be provided under Law.

10.11   No Construction Against Drafting Party.  The Parties hereto acknowledge that each Party hereto and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.12     Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message or any electronic signature complying with the federal Electronic Signatures in Global and National Commerce Act of 2000, Public Law 106-229, as amended (e.g., Adobe eSign or DocuSign) (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. The signatures of the Parties delivered by means of Electronic Delivery shall be “electronic signatures” within the meaning of the Uniform Electronic Transaction Act (USA) and the Electronic Commerce Directive (EU) in all jurisdictions where the legislation has been adopted. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense.

10.13    Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the Parties are entitled pursuant to this Agreement.

10.14     Jury Waiver.  IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS SECTION 10.14. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS SECTION 10.14. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THIS SECTION 10.14.

10.15     Seller Representative.

(a)         Appointment of the Seller Representative. In addition to the other rights and authority granted to the Seller Representative elsewhere in this Agreement, each Seller, without any further action by any Seller being required, collectively and irrevocably constitute, appoint, authorize, direct and empower [**] as their true, lawful, sole and exclusive representative, agent, proxy and attorney-in-fact (the “Seller Representative”), with full power of substitution to act in the name, place and stead of the Sellers with respect to the consummation of the Transactions. Without limiting the generality of the immediately foregoing sentence, the Seller Representative is authorized to do or refrain from doing all such further acts and things and execute all such documents as the Seller Representative shall deem necessary, desirable, convenient or appropriate in connection with (i) the Transactions (including in connection with facilitating the consummation of the Transactions), this Agreement and the other Transaction Documents or (ii) otherwise performing the duties or exercising the rights granted to the Seller Representative under this Agreement. EACH SELLER ACKNOWLEDGES AND AGREES THAT IT IS HIS, HER, OR ITS EXPRESS INTENTION TO HEREBY GRANT A DURABLE POWER OF ATTORNEY (WHICH POWER OF ATTORNEY IS COUPLED WITH AN INTEREST) UNTO SELLER REPRESENTATIVE WITH RESPECT TO ALL MATTERS WITHIN THE SCOPE OF THE AUTHORITY GRANTED TO SELLER REPRESENTATIVE PURSUANT TO THIS SECTION 10.15. Neither such appointment nor the authority granted to the Seller Representative by this Agreement (including pursuant to this Section 10.15) shall be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any Law. The Seller Representative has accepted such appointment as of the date hereof.

(b)         Indemnification; Expenses.

(i)          The Sellers shall indemnify and defend the Seller Representative and hold the Seller Representative harmless against all losses, damages, liabilities, claims, demands, suits, judgments, penalties, fines, costs and expenses, including reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs, incurred without bad faith or fraud by the Seller Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Seller Representative’s duties under this Agreement (collectively, the “Seller Representative Liabilities”).

(ii)        Any expenses or taxable income incurred by the Seller Representative in connection with the performance of its duties under this Agreement or any other Transaction Document shall not be personal obligations of the Seller Representative but shall be payable by and attributable to the Sellers, pro-rata between them. Notwithstanding anything to the contrary in this Agreement, the Seller Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed Seller Representative Liabilities from amounts delivered to the Seller Representative (including amounts delivered to the Seller Representative on behalf of or for the benefit of any Seller) pursuant to this Agreement or any other Transaction Document. The Seller Representative may also from time to time submit invoices to the Sellers with respect to any of the Seller Representative Liabilities, which shall be paid by each Seller promptly following the delivery of each such invoice to the Sellers. Upon the request of any Seller, the Seller Representative shall provide such Seller with an accounting of all of the Seller Representative Liabilities incurred, as of such time, by the Seller Representative.

(c)        Ratification of Past Acts. The Sellers collectively and irrevocably acknowledge, agree to and ratify all acts of the Seller Representative, on or prior to the Closing Date, to the full extent that such acts were within the Seller Representative’s authority pursuant to this Section 10.15. Without limiting the generality of the immediately foregoing sentence, the Sellers collectively and irrevocably acknowledge, agree to and ratify all acts of the Seller Representative, on or prior to the Closing Date, relating in any way to the consummation of the Transactions or the negotiation, execution or delivery of this Agreement or of any other Transaction Document.

(d)      Buyer’s Reliance.  The Sellers further authorize, approve and agree that Buyer may rely conclusively, absolutely and exclusively, without inquiry, upon any communication given or action taken by the Seller Representative as the communication or action of each Seller in communications or actions required or permitted to be given or taken by the Seller Representative hereunder and will not be liable to any Seller or any other Person for any communication given or not given or action taken or not taken in reliance upon the direction of the Seller Representative. Buyer will not be obligated to inquire as to the authority of the Seller Representative with respect to the giving of any communication or the taking of any action that the Seller Representative gives or takes on behalf of any Seller.

10.16    Release.  Effective upon the Closing, each Seller agrees that it will not, in any circumstances, bring any Action against Buyer, the Company or any of their respective officers, directors, employees or Representatives arising out of any action taken by the Company prior to the Closing.  Effective upon the Closing, each Seller (on behalf of itself and its successors and assigns and any other Person that could make a claim on behalf of such Seller) hereby releases and forever discharges Buyer, the Company and their respective Affiliates and their respective past, present and future equityholders, directors, officers, employees, counsel, agents and Representatives, and each of their respective successors and assigns (individually, a “Seller Releasee” and, collectively, the “Seller Releasees”), from any liability arising out of any matter, circumstance or event occurring prior to the Closing, other than (a) any rights or claims of a Seller for any breach, non-performance, action or failure to act under this Agreement or (b) with respect to any rights of a Seller under any Transaction Document (the “Released Seller Claims”).  Further, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Seller Claim, or commencing, instituting or causing to be commenced, any Action of any kind against any Seller Releasee based upon any Released Seller Claim.  Each Seller understands and acknowledges that the release under this Section 10.16 with respect to the Released Seller Claims will remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.

10.17    No Waiver Relating to Claims for Fraud, Etc.  Notwithstanding anything to the contrary contained in this Agreement, the liability of the Sellers under ARTICLE 8 will be in addition to, and not exclusive of, any other liability that the Sellers may have at law or in equity based on any fraud, intentional misrepresentation, criminal act or willful misconduct committed by a Seller or with the actual Knowledge of the Company.  Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in ARTICLE 8, shall be deemed a waiver by any Party of any right or remedy which such Party may have at law or in equity against any Person based on any fraud, intentional misrepresentation, criminal act or willful misconduct committed by or with the actual knowledge of such Person or in which such Person is otherwise involved, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery that may be sought or awarded in any such claim for fraud, intentional misrepresentation, criminal acts or willful misconduct against such Person; (b) the time period during which a claim for fraud, intentional misrepresentation, criminal acts or willful misconduct may be brought against such Person; or (c) the recourse that may be sought against such Person with respect to a claim for fraud, intentional misrepresentation, criminal acts or willful misconduct.

Signatures on the Following Pages

In Witness Whereof, the Parties have caused this Agreement to be duly executed as of the date first above written.

Buyer:

Nuwellis, Inc.

By:	/s/ John Erb
Name: John Erb
Title: CEO

Company:

Rendiatech Ltd.

By:	/s/ Avi Kleiman
Name: Avi Kleiman
Title: CEO

Sellers:

/s/ [**]
[**]

/s/ [**]
[**]

/s/ [**]
[**]

/s/ [**]
[**]

/s/ [**]
[**]

/s/ [**]
[**]

Seller Representative:

/s/ [**]
[**]

Signature Page to
Securities Purchase Agreement

Exhibit A

Pro Rata Share; Closing Stock Consideration; Buyer Stock Options

Seller	Pro Rata Share	Closing Stock Consideration	Buyer Stock Options

[**]	46.01%	69,019	13,803

[**]	46.01%	69,019	13,803

[**]	3.07%	4,601	921

[**]	3.07%	4,601	921

[**]	0.92%	1,380	276

[**]	0.92%	1,380	276